UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
SUPER MICRO COMPUTER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

     SUPER MICRO COMPUTER, INC.

980 Rock Avenue
San Jose, California 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 18, 2022

________________________________________________________________

________________________________________________________________

To the Stockholders of Super Micro Computer, Inc.:
Notice is hereby given that the Annual Meeting of stockholders of Super Micro Computer, Inc. (the “Company”) will be held on Wednesday, May 18, 2022, at 2:00 p.m., Pacific time, solely online by remote communication, in a virtual only format at www.virtualshareholdermeeting.com/SMCI2022. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.proxyvote.com. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2022. Only stockholders who held stock at the close of business on the record date, March 21, 2022, may vote at the Annual Meeting, including any adjournment or postponement thereof.

The Annual Meeting will be held for the following purposes:
1.    To elect two Class III directors to hold office until the annual meeting of stockholders following fiscal year 2024 or until their successors are duly elected and qualified.

2.    To vote on a non-binding advisory resolution to approve the compensation of our named executive officers.

3.    To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending June 30, 2022.

4.    To approve the amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
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The accompanying Proxy Statement more fully describes the business to be transacted at the Annual Meeting. Our Board of Directors recommends that you vote (1) “FOR” the election of each of our nominees for Class III director as proposed in this Proxy Statement, (2) “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers, (3) “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022, and (4) “FOR” the approval of the amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan. We have not received notice of other matters that may be properly presented at the Annual Meeting.

These proxy materials are being made available or distributed to you on or about April 13, 2022.

If you were a stockholder as of the close of business (Eastern Time) on March 21, 2022, you are entitled to vote at the Annual Meeting and any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 980 Rock Avenue, San Jose, CA 95131.

By Order of the Board of Directors

David E. Weigand
Senior Vice President, Chief Financial Officer, Corporate Secretary
San Jose, California
April 13, 2022

________________________________________________________________
________________________________________________________________

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.
The Company’s Annual Report for the year ended June 30, 2021 is being mailed to stockholders concurrently with the Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting materials.
IMPORTANT: To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most stockholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by telephone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves us postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting (virtually) and voting in person (virtually) should you so choose.
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     SUPER MICRO COMPUTER, INC.
980 Rock Avenue
San Jose, California 95131
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 18, 2022
GENERAL INFORMATION

The enclosed proxy is being solicited by our Board for use in connection with the Annual Meeting of stockholders to be held on Wednesday, May 18, 2022 solely online by remote communication, in a virtual only format at www.virtualshareholdermeeting.com/SMCI2022. You will be able to access, participate in, and vote at the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2022 by using the 16-digit control number included on the proxy card and voting instruction form. Stockholders admitted to the virtual meeting using their control number may submit questions, vote or view our list of stockholders during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders may log into the meeting platform beginning at 1:45 p.m. Pacific Time on May 18, 2022. To submit a question during the meeting, visit www.virtualshareholdermeeting.com/SMCI2022, enter your 16-digit control number, type your question into the “Ask a Question” field and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. The Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of the Company and the matters properly before the Annual Meeting, and therefore questions on such matters will not be answered. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://ir.supermicro.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

This Proxy Statement and the accompanying proxy card and notice were first made available on or about April 13, 2022 to all stockholders entitled to vote at the Annual Meeting.

This Proxy Statement and our annual report for the year ended June 30, 2021 (the “Annual Report”) are available on our website at www.supermicro.com and, prior to the meeting date, at www.proxyvote.com.

You may request that we send future proxy materials to you electronically by e-mail or in printed form by mail by going to www.proxyvote.com. If you elect to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it. We encourage you to elect to receive future proxy materials by e-mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

In this Proxy Statement:

•“We”, “us”, “our”, “Company” and “Supermicro” refer to Super Micro Computer, Inc. with its principal executive offices located at 980 Rock Avenue, San Jose, CA 95131
•“Annual Meeting” or “Meeting” means our Annual Meeting of Stockholders following our fiscal year 2021
•“Board of Directors” or “Board” means our Board of Directors
•“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.
The following chart outlines the FOUR proposals and our voting recommendations:

Proposal No.	Proposal	Recommendation

No. 1	Election of each of the nominees as Class III director	FOR each of the nominees

No. 2	Approval, on a non-binding advisory basis, of our named executive officers’ compensation	FOR

No. 3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022	FOR

No. 4	Approval of the amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan	FOR
Please see “Questions and Answers” for a list of frequently asked questions and answers relating to this proxy statement and the Annual Meeting.

PROPOSAL 1
ELECTION OF CLASS III DIRECTORS

Composition of the Board

The authorized number of directors of the Company as of the date of this proxy statement is eight. There are currently eight directors. Our Amended and Restated Certificate of Incorporation provides for a classified board of directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Alternatively, the Board, at its option, may reduce the number of directors, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. Directors chosen to fill newly created directorships hold office for a term expiring at the next annual meeting of stockholders to which the term of the office of the class to which they have been elected expires.

At this year’s Annual Meeting, the terms of our three current Class III directors will expire. The Board has reduced the number of Class III directors from three to two, and the Board’s nominees for the two Class III directors are Shiu Leung (Fred) Chan and Daniel Fairfax. Ms. Saria Tseng, a current Class III director, will serve the remainder of her term, which will end with the Annual Meeting. Messrs. Chan and Fairfax have agreed to serve, if elected, and the Board has no reason to believe they will be unable to serve. The Board recommends that shareholders vote in favor of Messrs. Chan and Fairfax. As a result of the foregoing, the number of authorized directors following the Annual Meeting will be seven.

Proxies may not be voted for more than two Class III directors. Assuming a quorum is present, the two director nominees who receives the highest number of the votes cast by the stockholders entitled to vote at the election will be elected as Class III directors. In the event that a nominee is unable or unwilling to serve, the enclosed proxy will be voted to elect the replacement nominee designated by the Board, unless the Board instead decides to reduce the number of directors.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES TO SERVE AS A CLASS III DIRECTOR. PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

The following table sets forth the class and committee composition for the nominees for election as directors and the directors whose terms of office will continue after the meeting.

Name (Age)(1)	Class	Expiration of Term	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles Liang (64)	I	Annual General Meeting following fiscal year 2022
Sherman Tuan (68)	I	Annual General Meeting following fiscal year 2022		Chair	Member
Tally Liu (71)	I	Annual General Meeting following fiscal year 2022	Chair
Sara Liu (60)	II	Annual General Meeting following fiscal year 2023
Judy Lin (69)	II	Annual General Meeting following fiscal year 2023			Member
Daniel Fairfax (66)	III	Director Nominee	Member
Shiu Leung (Fred) Chan (74)	III	Director Nominee	Member		Chair
______________________
(1)Ages are as of April 13, 2022.

The following Board Diversity Matrix is provided pursuant to Nasdaq Rule 5606. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 1, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	3	4	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Class III Directors - Nominees for Term Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2024

Daniel Fairfax has been a member of our Board since July 2019. Mr. Fairfax served as Senior Vice President and Chief Financial Officer of Brocade Communications, a networking equipment company (“Brocade”) from June 2011 to November 2017. Brocade was acquired by Broadcom in November 2017. Mr. Fairfax previously served as Brocade’s Vice President of Global Services from August 2009 to June 2011 and Brocade’s Vice President of Business Operations from January 2009 to August 2009. Prior to Brocade, Mr. Fairfax served as Chief Financial Officer of Foundry Networks, Inc., from January 2007 until December 2008. Foundry Networks was acquired by Brocade in December 2008. Earlier in his career Mr. Fairfax served in executive financial management and/or general management positions as GoRemote Internet Communications, Ironside Technologies, Acta Technology, NeoVista Software, Siemens and Spectra-Physics. He began his career as a consultant with the National Telecommunications Practice Group of Ernst & Young. Mr. Fairfax currently serves on the board of directors of Energous Corporation, where he is both the chair of the board and chair of the audit committee. Mr. Fairfax is a certified public accountant with an inactive license in California and holds an MBA degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree, with a major in Economics, from Whitman College. Our Governance Committee concluded that Mr. Fairfax should serve on the Board based on his skills, experience, his financial literacy and his familiarity with technology businesses.

Shiu Leung (Fred) Chan has been a member of our Board since October 2020. Mr. Chan is the founder and president of KCR Development, Inc. which has developed real estate projects in excess of $1 billion in California and Hawaii specializing in high-density residential and retail projects. Mr. Chan also has more than three decades of experience in the high technology sector and as an entrepreneur. He served as chairman of ESS Technology, Inc., a privately held semiconductor company which he had founded, from 2015 to 2019. ESS Technology was previously a public company listed on Nasdaq from 1995 until 2008, where he had held a variety of senior executive roles, including as chairman, president and chief executive officer, and served as a director. Mr. Chan has also previously served as chairman of a privately-held consumer electronic company, founder and an executive officer of a VLSI chip design center providing computer aided design, engineering and other design services, and co-founder and an executive officer of a company in the business of computer aided engineering systems development. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii. Our Governance Committee concluded that Mr. Chan should serve on the Board based on his skills and experience in growing companies and familiarity with technology businesses.

Class I Directors - Terms Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2022

Charles Liang founded Super Micro and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in September 1993. Mr. Liang has been developing server and storage system architectures and technologies for the past three decades. From July 1991 to August 1993, Mr. Liang was President and Chief Design Engineer of Micro Center Computer Inc., a high-end motherboard design and manufacturing company. From January 1988 to April 1991, Mr. Liang was Senior Design Engineer and Project Leader for Chips & Technologies, Inc., a chipset technology company, and Suntek Information International Group, a system and software development company. Mr. Liang has been granted many server technology patents. Mr. Liang holds an M.S. in Electrical Engineering from the University of Texas at Arlington and a B.S. in Electrical Engineering from National Taiwan University of Science & Technology in Taiwan. Our Governance Committee concluded that Mr. Liang should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his long familiarity with our company’s business.

Tally Liu was appointed to our Board and our Audit Committee in January 2019, and was appointed as the chair of the Audit Committee in June 2019. Mr. Liu has been retired since 2015. Prior to his retirement, Mr. Liu was Chief Executive Officer of Wintec Industries, a supply chain solutions company for high-tech manufacturers, from 2012 to 2015. Prior to Wintec, Mr. Liu served as Chairman of the Board and Chief Executive Officer of Newegg, Inc., an internet consumer technology retailer, from 2008 to 2010, and as President of Newegg in 2008. Prior to Newegg, Mr. Liu held various positions with Knight Ridder Inc., including Vice President, Finance & Advanced Technology and Vice President of Internal Audit. Mr. Liu served as President of the International Newspapers Financial Executives (INFE) for one year before it merged with other media associations. A Certified Public Accountant from 1982-2007, Mr. Liu is a member of the American Institute of Certified Public Accountants (AICPA) with retired status, and was previously a member of the Florida Institute of Certified Public Accountants (FICPA). Mr. Liu is also a Certified Information System Auditor (CISA) and Certified Information Security Manager (CISM), with non-practice status, with the Information Systems Audit and Control Association (ISACA) and has also been certified in Control Self-assessment (CCSA) by the Institute of Internal Auditors (IIA). After earning his BA of Commerce from National Chengchi University, Taipei, Taiwan, and MBA from Florida Atlantic University, Mr. Liu received executive leadership training at the Stanford Advanced Finance Program in 1986 and at Harvard Business School in the Advanced Management Program (AMP) in 1998. Mr. Liu is not related to any member of our Board or any of our officers. Our

Governance Committee concluded that Mr. Liu should serve on the Board based on his skills, experience, his financial literacy and his familiarity with technology businesses.

Sherman Tuan has been a member of our Board since February 2007. Mr. Tuan is founder of PurpleComm, Inc. (doing business as 9x9.tv), a platform for connected TV, where he has served as Chief Executive Officer since January 2005 and Chairman of the Board since June 2003. From September 1999 to May 2002, he was director of Metromedia Fiber Network, Inc., a fiber optical networking infrastructure provider. Mr. Tuan was co-founder of AboveNet Communications, Inc., an internet connectivity solutions provider, where he served as President from March 1996 to January 1998, Chief Executive Officer from March 1996 to May 2002 and director from March 1996 to September 1999. Mr. Tuan holds a degree in Electrical Engineering from Feng-Chia University in Taiwan. Our Governance Committee concluded that Mr. Tuan should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his familiarity with our company’s business.

Class II Director - Term Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2023

Sara Liu co-founded Super Micro in September 1993, has been a member of our Board since March 2007 and currently serves as our Co-Founder, Senior Vice President, and a director. She has held a variety of positions with the Company, including Treasurer from inception to May 2019, Senior Vice President of Operations from May 2014 to February 2018, and Chief Administrative Officer from October 1993 to May 2019. From 1985 to 1993, Ms. Liu held accounting and operational positions for several companies, including Micro Center Computer Inc. Ms. Liu holds a B.S. in Accounting from Providence University in Taiwan. Ms. Liu is married to Mr. Charles Liang, our Chairman, President and Chief Executive Officer. Our Governance Committee concluded that Ms. Liu should serve on the Board based on her skills, experience, her general expertise in business and operations and her long familiarity with our company’s business.

Judy Lin has been a member of our Board since April 2022. Ms. Lin is a retired executive who has 30 years of experience in the disk drive industry. She currently serves as an Independent Board Director of MORESCO Corporation, a leading manufacturer of specialty chemicals based in Japan, since June 2014. Ms. Lin served as Vice President of Western Digital Media Operations, a leader in data infrastructure, from September 2007 until her retirement in September 2012. Prior to Western Digital, Ms. Lin served as Vice President at Komag Inc., a leading supplier of thin-film disks to the hard disk drive industry, and held various management positions from April 1994 until Western Digital acquired Komag in September 2007. Before joining Komag, Ms. Lin was with IBM Almaden Research Center Storage Systems Division for 11 years as a Senior Scientist from January 1983 to April 1994. Ms. Lin holds a MSc degree in Materials Science and Mineral Engineering from University of California, Berkeley where she was also a PhD candidate, and a BS in Chemical Engineering from National Cheng Kung University in Taiwan. Our Governance Committee concluded that Ms. Lin should serve on the Board based on her substantial leadership and management experience and, considering she is well versed in technology innovation, product development, engineering and global operations, she will add valuable perspective to the Board.

Except for Mr. Charles Liang and Ms. Sara Liu, who are married to each other, there are no other family relationships among any of our directors or executive officers.

Director Tenure

The following graph details the tenures of our directors. We believe that having a mix of new directors and directors with a long history with the Company provides both new ideas and insights while maintaining a continuity of Company-specific knowledge.

(1)    The above chart includes Ms. Saria Tseng, who served as a Class III director throughout fiscal year 2021 and will serve until the expiration of her term of office at the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
We have adopted “Corporate Governance Guidelines” to help ensure that the Board is independent from management, that it appropriately performs its function as the overseer of management, and that the interests of the Board and management align with the interests of our stockholders. The “Corporate Governance Guidelines” are available at https://ir.supermicro.com/governance/governance-documents/default.aspx.

Code of Ethics
We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors, executive officers and employees and embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. Our “Code of Business Conduct and Ethics” is available at https://ir.supermicro.com/governance/governance-documents/default.aspx. Any substantive amendment or waiver of the Code relating to executive officers or directors will be made only after approval by our Board and will be promptly disclosed on our website within four business days.
Engagement with Stockholders
Our Board and management value the perspective of our stockholders. Travel and social distancing restrictions related to limiting the spread of COVID-19 both domestically and abroad largely eliminated opportunities to meet in-person with stockholders since such restrictions have been implemented. However, during that time period, our management team has regularly conducted calls and “virtual” (i.e., via online videoconference) meetings with investors and analysts following our quarterly earnings conference calls and at virtual investor events. During those virtual meetings and calls, we have solicited and received from stockholders and analysts their perspectives on issues related to the Company. During fiscal year 2021, we engaged in discussions with seven of our top ten investors, and approximately 45% of the investor base who we are aware each hold in excess of 100,000 of our shares.

Those discussions, and additional discussions through the date of this proxy statement, have covered a wide range of topics, including our overall business strategy, our financial performance, our governance structure, our internal control over financial reporting, our capital efficiency, market dynamics and our compensation philosophy and practices (including the grant of the 2021 CEO Performance Award in March 2021 as discussed under “Executive Compensation - Compensation Discussion and Analysis”). Our management team regularly communicates the substance of stockholder discussions to our Board and committees. Our Board and committees take those views into consideration in conducting their oversight and decision-making processes.
Director Independence
The listing requirements of The Nasdaq Stock Market generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit committee, compensation committee, and nominating and corporate governance committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing requirements of The Nasdaq Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The Nasdaq Stock Market.

Each year, the Board affirmatively assesses the independence of each director and nominee for election as a director in accordance with the listing requirements of The Nasdaq Stock Market.

Based on these standards, our Board has determined that six of its current eight members, Daniel Fairfax, Judy Lin, Saria Tseng, Sherman Tuan, Shiu Leung (Fred) Chan and Tally Liu, are “independent directors” under the applicable rules and regulations of the SEC and the listing requirements and rules of The Nasdaq Stock Market. The term of office of Ms. Saria Tseng will expire at the Annual Meeting.
Executive Sessions
Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings.

Director Qualifications and Nomination Process
Criteria
The Governance Committee is responsible for reviewing, on an annual basis, the appropriate skills and characteristics required of Board members, individually as well as for the Board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the Governance Committee that there are no specific minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the qualifications of any director candidates, the Governance Committee will consider many factors, including without limitation, character, judgment, independence, expertise, diversity of experience, length of service, and other commitments. The Governance Committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance Committee will consider each individual candidate in the context of the current perceived needs of the Board as a whole. While the Governance Committee has not established specific minimum qualifications for director candidates, the Board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have experience, expertise and qualifications that will increase overall effectiveness of the Board, including contributing to the diversity of the Board, and (d) meet other requirements as may be required by applicable listing requirements of The Nasdaq Stock Market, the SEC and California.

Identification and Evaluation of Nominees
The Governance Committee is responsible for regularly assessing the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee is responsible for considering potential candidates for director. The Governance Committee will consider bona fide candidates from all relevant sources, including current Board members, professional search firms, stockholders and other persons. The Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Governance Committee member. The Governance Committee is responsible for evaluating director candidates in light of the Board membership criteria described above, based on all relevant information and materials available to the Governance Committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Recommendations
The Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholder nominations for director must be made in writing and addressed to the Corporate Secretary of the Company. Such stockholder’s notice shall set forth the following information:
•The information required by Section 2.15 of our Bylaws (a copy of which is included as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 27, 2007); and
•Any other information that such stockholder believes is relevant in considering the director candidate.

Communications with the Board
The Board welcomes the submission of any comments or concerns from stockholders or other interested parties. If you wish to send any communications to the Board, you may use one of the following methods:
•Write to the Board at the following address:
Board of Directors
Super Micro Computer, Inc.
c/o General Counsel
980 Rock Avenue
San Jose, California 95131
•E-mail the Board of Directors at BODInquiries@supermicro.com

Communications that are intended specifically for the independent directors or non-management directors should be sent to the e-mail address or street address noted above, to the attention of the “Independent Directors.”

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings
Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board and committee meetings. We encourage, but do not require, each Board member to attend our annual meeting of stockholders. We held an annual meeting of stockholders on May 28, 2021 for our fiscal year 2020. The Board held nine meetings during fiscal year 2021, four of which were regularly scheduled meetings and five of which were special meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served during the time they were members of the Board or such committees during fiscal year 2021.
Board Leadership Structure
Our Chairman, Charles Liang, is also our Chief Executive Officer. The Board and our Governance Committee believe that it is appropriate for Mr. Liang to serve as both the Chief Executive Officer and Chairman due to the relatively small size of our Board, and the fact that Mr. Liang is the founder of our company with extensive experience in our industry. We do not currently have a lead independent director.
Board Role in the Oversight of Risk
The Board oversees our risk management activities, requesting and receiving reports from management. The Board conducts this oversight directly and through its committees. The Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee. The Audit Committee also assists the Board in oversight of certain other risks, including internal controls and review of related party transactions. The Audit Committee reports to the full Board on such matters as appropriate.

Our management, with oversight from our Compensation Committee, has reviewed our compensation policies and practices with respect to risk-taking incentives and risk management and does not believe that potential risks arising from our compensation polices or practices are reasonably likely to have a material adverse effect on our company.

Committees of the Board
The Board has three standing committees to facilitate and assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with applicable listing requirements of The Nasdaq Stock Market, each of these committees is comprised solely of non-employee, independent directors. The charter for each committee is available at https://ir.supermicro.com/governance/governance-documents/default.aspx. In October 2020, the Board approved amendments to the charters for each of the Audit Committee and the Compensation Committee and in January 2021, the Board approved amendments to the Governance Committee charter, which amendments are all reflected in the descriptions contained herein. The charter of each committee also is available in print to any stockholder who requests it. The following table sets forth the current members of each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Tally Liu (1)	Sherman Tuan (1)	Shiu Leung (Fred) Chan(1)
Shiu Leung (Fred) Chan	Saria Tseng(2)	Judy Lin
Daniel Fairfax		Saria Tseng(2)
Sherman Tuan
__________________________
(1)     Committee Chairperson.
(2)     Ms. Saria Tseng served as a Class III director throughout fiscal year 2021. Ms. Tseng will serve until the expiration of her term of office at the Annual Meeting.

Audit Committee

The Audit Committee has three members as of the date of this Proxy Statement. The Audit Committee met 21 times in fiscal year 2021, four of which were regularly scheduled meetings and 17 of which were special meetings. The Board has determined that each member of our Audit Committee meets the requirements for independence under the applicable listing requirements of The Nasdaq Stock Market and the rules of the SEC. The Board has also determined that our Audit Committee has the required number of “audit committee financial experts” as defined under applicable SEC rules.

As outlined more specifically in the Audit Committee charter, the Audit Committee has, among other duties, the following responsibilities:
•Appoints, retains and approves the compensation of our independent auditors, and reviews and evaluates the auditors’ qualifications, independence and performance;
•Oversees the independent auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;
•Reviews and discusses with the independent auditors any audit problems or difficulties and management’s response to them, and all matters that the Public Company Accounting Oversight Board and the SEC require to be discussed with the committee;
•Reviews and discusses with management press releases regarding our financial results, as well as financial information and earnings guidance provided to securities analysts and rating agencies;
•Reviews and approves the planned scope of our annual audit;
•Monitors the rotation of partners of the independent auditors on their engagement team as required by law;
•Reviews our financial statements and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;
•Reviews our critical accounting policies and estimates;
•Oversees the adequacy of our financial controls;
•Periodically reviews and discusses with management and the independent auditors our disclosure controls and procedures and our internal control over financial reporting;

•Reviews, discusses and approves the internal audit function’s (i) internal audit plan, (ii) all major changes to the internal audit plan, (iii) the scope, progress and results of executing the internal audit plan, and (iv) the annual performance of the internal audit function;
•Reviews, approves and oversees all related party transactions;
•Establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our Code of Business Conduct and Ethics;
•Initiates investigations and hires legal, accounting and other outside advisors or experts to assist the Audit Committee, as it deems necessary to fulfill its duties;
•Periodically reviews and discusses with management our major financial risk exposures and steps management has taken to monitor and control the exposures, including our risk assessment and risk management guidelines and policies; and
•Reviews and evaluates, at least annually, the adequacy of the Audit Committee charter and recommends any proposed changes to the Board for approval.

Compensation Committee
The Compensation Committee has two members as of the date of this Proxy Statement. The Compensation Committee charter provides that the Compensation Committee shall be comprised of no fewer than two members. The Compensation Committee met eight times in fiscal year 2021, four of which were regularly scheduled meetings and four of which were special meetings. The Compensation Committee is comprised solely of non-employee directors. The Board has determined that each member of our Compensation Committee meets the requirements for independence under the applicable listing requirements of The Nasdaq Stock Market.

As outlined more specifically in the Compensation Committee charter, the Compensation Committee has, among other duties, the following responsibilities:
•Periodically reviews and advises the Board concerning our overall compensation philosophy, policies and plans, including a review and approval of a group of companies for general executive compensation competitive comparisons, approval of target pay and performance objectives against this group (and broader industry reference), and monitoring of our executive compensation levels and their performance relative to this group;
•Reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers;
•Evaluates the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives, including generally against the overall performance of executive officers at comparable companies, all while taking into account our risk management policies and practices, and any other factors the Compensation Committee deems appropriate;
•Reviews and approves the compensation of the Chief Executive Officer and other executive officers and other key employees;
•Reviews and approves our incentive compensation plans and equity compensation plans;
•Monitors and assesses risks associated with our compensation policies, including whether such policies could lead to unnecessary risk-taking behavior, and consults with management regarding such risks;
•Administers the issuance of restricted stock grants, stock options and other equity awards to executive officers, directors and other eligible individuals under our equity compensation plans, provided that the Compensation Committee may delegate the approval of grants of options and equity awards to participants other than certain individuals subject to Section 16 of the Exchange Act as provided in the applicable plan; and
•Reviews and evaluates, at least annually, the performance of the Compensation Committee, including compliance of the Compensation Committee with its charter and the adequacy of the Compensation Committee charter.

In general, the Compensation Committee discharges the Board’s responsibilities regarding the determination of executive compensation, and reviews and makes recommendations to the full Board in the determination of non-employee director compensation. The Compensation Committee also makes recommendations to the full Board regarding non-ordinary course executive compensation matters, including with respect to new or amended employment contracts, severance or change-in-control plans or arrangements, and may adopt, amend and terminate such agreements, arrangements or plans. The Compensation Committee may delegate its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees comprised of one or more Compensation Committee members, subject to requirements of our bylaws and applicable laws, regulations and the terms of our executive compensation plans. Additional information about the Compensation Committee’s processes for determining executive and non-employee director compensation, including the role of the Compensation Committee’s compensation consultant and our executive officers, can be found in the “Executive Compensation” and “Director Compensation” sections of this Proxy Statement.

Governance Committee
The Governance Committee has four members as of the date of this Proxy Statement. The Governance Committee charter provides that the Governance Committee shall be comprised of no fewer than two members. The Governance Committee met seven times in fiscal year 2021, four of which were regularly scheduled meetings and three of which were special meetings. The Governance Committee is comprised solely of non-employee directors. The Board has determined that each member of our Governance Committee meets the requirements for independence under the applicable listing requirements of The Nasdaq Stock Market.

As outlined more specifically in the Governance Committee charter, the Governance Committee has, among other duties, the following responsibilities:
•Reviews and makes recommendations to the Board regarding the size of the Board;
•Identifies individuals qualified to become directors;
•Evaluates and selects, or recommends to the Board, director nominees for each election of directors;
•Develops and recommends to the Board criteria, any other factors that the Governance Committee deems relevant, including those that promote diversity, for selecting qualified director candidates in the context of the current make-up of the Board;
•Considers any nominations of director candidates validly made by our stockholders;
•Conducts an annual evaluation of director independence according to Nasdaq rules, applicable law and our Corporate Governance Guidelines to enable the Board to make a determination of each director’s independence;
•Reviews committee structures and compositions and recommends to the Board concerning qualifications, appointment and removal of committee members;
•Develops, recommends for approval by the Board and reviews on an ongoing basis the adequacy of the corporate governance principles applicable to us;
•Reviews, on a periodic basis, the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to the Board;
•Oversees compliance with our Corporate Governance Guidelines and reports on such compliance to the Board;
•Assists the Board in the evaluation of the Board and each committee;
•Periodically reviews succession planning for executive officers;
•Periodically reviews and discusses with management our practices with respect to environmental, social and corporate governance issues; and
•Periodically reviews the scope of responsibilities of the Governance Committee and the committee’s performance of its duties.

The Governance Committee may delegate its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees comprised of one or more Governance Committee members, subject to requirements of our bylaws, applicable laws and regulations.

In accordance with our bylaws, our Board establishes additional committees for specific delegated purposes, roles and responsibilities that are temporary in nature.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is a current or former officer or employee of our Company or had any relationship with our Company requiring disclosure, except for Saria Tseng, who serves as Vice President of Strategic Corporate Development, General Counsel and Secretary of MPS, with which we have engaged in certain transactions. See “Certain Relationships and Related Transactions and Director Independence - Transactions with Monolithic Power Systems.” In addition, during fiscal year 2021, none of our executive officers served as a member of the board of directors or compensation committee of the board of directors of any other entity that has one or more executive officers who served on our Compensation Committee of the Board. Hwei-Ming (Fred) Tsai, Saria Tseng and Sherman Tuan served on the Compensation Committee during fiscal year 2021, with Mr. Tsai’s service on such committee ending on May 28, 2021.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of February 28, 2022 by:
•Each of the named executive officers during fiscal year 2021;
•Each of our directors;
•All directors and executive officers as a group; and
•All persons known to us who beneficially own 5% or more of our outstanding common stock.

Ms. Judy Lin did not serve as a director during fiscal year 2021, and was appointed to the Board in April 2022. Ms. Lin will participate in the Company’s director compensation program pursuant to which she is eligible to receive grants of equity awards. See “Director Compensation” for additional information with respect to the director compensation program.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding(3)
Executive Officers and Directors:
Charles Liang(4)	7,307,578	13.9%
Don Clegg(5)	47,962	*
George Kao(6)	36,086	*
Alex Hsu(7)	43,904	*
David Weigand(8)	29,282	*
Saria Tseng(9)	56,889	*
Sherman Tuan(10)	39,889	*
Sara Liu(11)	7,307,578	13.9%
Tally Liu	23,589	*
Daniel Fairfax	11,263	*
Shiu Leung (Fred) Chan	5,168	*
Kevin Bauer(12)	21,897	*
All directors and executive officers as a group (12 persons)(13)	7,623,507	14.5%
5% Holders Not Listed Above:
Empyrean Capital Overseas Master Fund, Ltd.(14)	3,000,459	5.8%
Disciplined Growth Investors Inc.(15)	4,434,753	8.6%
BlackRock Inc.(16)	3,169,548	6.1%
The Vanguard Group(17)	4,348,912	8.4%

Total executives, directors & 5% or more stockholders		43.3%
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* Represents beneficial ownership of less than one percent of the outstanding shares of common stock
(1)    Except as otherwise indicated, to our knowledge the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws applicable and to the information contained in the footnotes to this table. Except as otherwise provided, the address of each stockholder listed in the table is 980 Rock Avenue, San Jose, CA 95131.
(2)     Under the SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or RSUs subject to vesting.
(3)    Calculated on the basis of 51,858,505 shares of common stock outstanding as of February 28, 2022, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 28, 2022 are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)     Includes 528,010 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022. Also includes 2,663,752 shares jointly held by Mr. Liang and Sara Liu, his spouse, 90,305 shares held directly by Ms. Liu and 38,034 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022. See footnote 11.

(5)    Includes 38,831 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022.
(6)     Includes 28,121 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022.
(7)    Includes 42,039 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022. Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.
(8)     Includes 22,250 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022.
(9)    Includes 27,000 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022.
(10)    Includes 15,000 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022.
(11)    Includes 38,034 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022. Also includes 2,663,752 shares jointly held by Ms. Liu and Mr. Liang, her spouse, 3,987,477 shares held by Charles Liang, and 528,010 shares issuable upon the exercise of options held by Mr. Liang exercisable within 60 days after February 28, 2022. See footnote 4.
(12)    Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role. Includes 12,500 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022.
(13)    Includes 751,785 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2022.
(14)     The information is based solely on the Schedule 13G/A filed on February 11, 2021 by (i) Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), which has shared voting power and dispositive power over 3,000,459 shares of common stock, (ii) Empyrean Capital Partners, LP (“ECP”), which has shared voting power and dispositive power over 3,000,459 shares of common stock, and (iii) Amos Meron, who has shared voting power and dispositive power over 3,000,459 shares of common stock. ECP serves as investment manager to ECOMF with respect to the common stock directly held by ECOMF. Mr. Amos serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, with respect to the common stock directly held by ECOMF. The address of the business office of each of the reporting persons is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(15)     The information is based solely on the Schedule 13F filed on February 14, 2022. The address for the reporting person is 150 S. Fifth St. Suite 2550, Minneapolis, MN 55402.
(16)     The information is based solely on the Schedule 13G/A filed on February 3, 2022. The address for the reporting person is 55 East 52nd Street, New York, New York 10055.
(17)     The information is based solely on the Schedule 13G/A filed on February 10, 2022. The Vanguard Group has shared voting power over 37,940 shares of common stock, sole dispositive power over 4,278,159 shares of common stock and shared dispositive power over 70,753 shares of common stock. The address for the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and certain written representations provided to us, we believe that during the fiscal year ended June 30, 2021, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that one late Form 4 was filed on September 15, 2020 for each of Ms. Sara Liu, Mr. Charles Liang (as the spouse of Ms. Sara Liu), Mr. David Weigand, and Mr. Don Clegg to reflect equity awards made to Ms. Liu, Mr. Weigand, and Mr. Clegg on August 4, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

    In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer, persons who served as Chief Financial Officer during fiscal year 2021, and our other three most highly compensated executive officers who were serving as executive officers at the end of our fiscal year 2021 (collectively referred to as our “named executive officers”).

Our named executive officers and their positions at the end of fiscal year 2021 were:

Charles Liang	President, Chief Executive Officer (“CEO”) and Chairman of the Board
David Weigand(1)	Senior Vice President, Chief Financial Officer and Chief Compliance Officer
Don Clegg	Senior Vice President, Worldwide Sales
George Kao	Senior Vice President, Operations
Alex Hsu(2)	Senior Chief Executive, Strategic Business
Kevin Bauer(1)	Former Senior Vice President, Chief Financial Officer
_______________________
(1)     Mr. Weigand (whose previous title was Senior Vice President, Chief Compliance Officer) assumed the role of Senior         Vice President, Chief Financial Officer and Chief Compliance Officer following the resignation of Mr. Bauer in January 2021. However, information for Mr. Bauer is still presented in this Executive Compensation section as Mr. Bauer served as Chief Financial Officer during a portion of fiscal year 2021.
(2)    Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

Overview of Compensation

______________________________
(1)    The chart presents the percentage compensation by compensation component received by the five presented non-CEO named executive officers together (aggregate compensation) as a group, as well as the split between cash and equity compensation for all such persons received in aggregate as a group.

Compensation Philosophy and Objectives—Our Move Toward Performance-Based Compensation Arrangements

    Our executive compensation philosophy is to link compensation to corporate performance, particularly the compensation of Mr. Liang, our CEO. Starting in fiscal year 2018 (beginning July 1, 2017), we have moved toward an explicit linking of Mr. Liang’s compensation to performance goals. This movement began in August 2017, when approximately half of Mr. Liang’s equity awards for fiscal year 2018 were in the form of performance-based restricted stock units (“PRSUs”). This trend was interrupted during the time when we were not current in filing our periodic reports with the SEC (September 2017 to December 2019). See our Annual Reports on Form 10-K for fiscal years 2019 and 2020 on file with the SEC for a description of the circumstances that led to us not being able to file our periodic reports during that time.

After we returned to being current in our SEC filings in December 2019, we continued to link more of Mr. Liang’s compensation to corporate performance, through granting him a special cash award opportunity in March 2020 tied to stock price and other metrics, and a short-term incentive award opportunity in May 2020 tied to corporate performance metrics for fiscal year 2020. This movement culminated in March 2021, when we changed Mr. Liang’s compensation to be almost completely performance-based. As discussed in more detail below, in March 2021, we converted nearly 100% of Mr. Liang’s compensation to performance-based compensation through the issuance of options (the “2021 CEO Performance Award”) to purchase 1,000,000 shares of our common stock at an exercise price of $45.00 per share, which was 32% higher than the market price of our common stock on the date of the award ($34.08). The option is comprised of five tranches, which vest only if the market price of our common stock reaches various prices (ranging from $45.00 to $120.00 per share) and we achieve certain specified revenue goals, all as described in greater detail below. As of April 1, 2022, the first revenue goal of $4.0 billion in annualized revenue has been achieved and none of the stock price goals have been achieved. In connection with the 2021 CEO Performance Award, Mr. Liang’s base salary was reduced to $1.00 per year (or, if required by law, the statutory minimum wage applicable in San Jose, California) and Mr. Liang agreed that he would not be eligible for any increase in base salary, or any other cash compensation, until June 30, 2026.

In summary, as of the end of fiscal year 2021, almost all of Mr. Liang’s compensation for the next five years is based upon us achieving the revenue goals described below and the market price of our common stock meeting the price targets described below. To fully achieve those goals and targets, our revenue must increase from $3.6 billion for fiscal year 2021 to $8 billion, and the market price of our common stock must reach $120, an increase of 252% from the market price on the day the stock options were awarded. See below for more details about the 2021 CEO Performance Award.

Through fiscal year 2021, we have utilized explicit linking of compensation to performance metrics less with our other NEOs than we have with Mr. Liang. The extent of such linking is described in greater detail below. During fiscal year 2022, the Compensation Committee continued to explore (with Mr. Liang) the appropriate balance between performance-based equity awards like PRSUs and our traditional use of stock options and restricted stock units (“RSUs”) with time-based vesting for future long-term equity programs for other named executive officers, culminating in the adoption of a new fiscal year 2022 compensation program for Messrs. Weigand and Clegg in March 2022. See “- Subsequent Event – Other Named Executive Officer Performance Programs for Fiscal Year 2022.”

Process Overview

The Compensation Committee of the Board discharges the Board’s responsibilities relating to compensation of all of our executive officers. During fiscal year 2021, the Compensation Committee was comprised of three non-employee directors through May 28, 2021 and two non-employee directors for the remainder of the fiscal year through June 30, 2021 following the expiration of the term of office of Mr. Hwei-Ming (Fred) Tsai as a director. All of the non-employee directors who served on the Compensation Committee during fiscal year 2021 were independent pursuant to the applicable listing rules of NASDAQ and Rule 16b-3 under the Exchange Act.

The agenda for meetings is determined by the Chair of the Compensation Committee with the assistance of our Chief Financial Officer and General Counsel. Committee meetings are regularly attended by our Chief Financial Officer and our General Counsel. However, neither our Chief Financial Officer nor our General Counsel attends the portion of meetings during which his own performance or compensation is being discussed. Our Chief Financial Officer and General Counsel support the Compensation Committee in its work by providing information relating to our financial plans and certain personnel-related data. In addition, the Compensation Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. As part of making an overall assessment of each named executive officer’s role and performance, and structuring our compensation programs for fiscal year 2021, the Compensation Committee reviewed recommendations of our Chief Executive Officer, as well as publicly available peer group compensation data and data compiled by our independent compensation consultant.

During fiscal year 2021, the Compensation Committee considered various sources of information and comparative data when structuring the compensation awards issued and determining executive compensation levels, including information and compensation data assembled for the Compensation Committee by Radford, an Aon Hewitt company ("Radford"), from a sample of public companies selected by us.

For the 2021 CEO Performance Award, the Compensation Committee considered similar awards issued by technology companies consisting of Tesla, Axon Enterprise, RH Technologies, Dish Networks, Oracle, and Sorento Therapeutics. The Compensation Committee engaged Radford in designing, modeling, drafting and reviewing the 2021 CEO Performance Award.

In addition, for other fiscal year 2021 compensation decisions besides the 2021 CEO Performance Award, the sample selected by us consisted of the following companies(1):

Ciena Corporation	Infinera Corporation
Cray Inc.(2)	Juniper Networks, Inc.
Diebold Nixdorf, Incorporated	NetApp, Inc.
Extreme Networks, Inc.	NETGEAR, Inc.
F5 Networks, Inc.	Plexus Corp.
_________________________
(1)     The same sample companies were used for fiscal year 2019, 2020 and 2021. In selecting the companies for inclusion in the sample, we considered whether the company may compete against us for executive talent.
(2)     Although Cray Inc. was acquired by Hewlett Packard Enterprise Company in 2019, it remained included in the information regarding the sample public companies that was used for fiscal year 2021 purposes.

Other than with respect to the 2021 CEO Performance Award for which the independent consultant prepared a report in March 2021 at the request of the Compensation Committee, the Compensation Committee utilized for fiscal year 2021 the independent consultant report developed for fiscal year 2019 as it believed the report continued to be relevant. Recognizing that over-reliance on external comparisons can be of concern, the Compensation Committee used external comparisons as only one point of reference and is mindful of the value and limitations of comparative data.

Key Fiscal Year 2021 Executive Compensation Decisions and Actions

    During fiscal years 2019 and 2020, the Compensation Committee generally refrained from compensation adjustments for named executive officers until after such time as we became current in our filings with the SEC (which occurred in December 2019) and our stock was re-listed on the Nasdaq Global Select Market (which occurred in January 2020), except in connection with out of the ordinary circumstances, such as a transition in executive officers. At the beginning of fiscal year 2021 (which began July 1, 2020), the Compensation Committee decided that, in light of (1) the recent increase during the fourth quarter of fiscal year 2020 in the base salaries of named executive officers, (2) the fiscal year 2020 incentive cash program tied to specific performance goals adopted during the fourth quarter of fiscal year 2020 in which each of our named executive officers participated, (3) approval during the third quarter of fiscal year 2020 of special performance-based cash incentive award opportunities linked to stock price to certain long-term employees (which included some of the named executive officers), and (4) special cash bonus payments made to certain of our employees (which included some of the named executive officers), all of which were discussed in the CD&A included in our proxy statement for the annual meeting following fiscal year 2020 (the “Prior Year CD&A”), it would generally not implement increases in base salaries or annual cash incentive opportunities for named executive officers, except in connection with out of the ordinary circumstances, such as a transition in executive officers.

In order to further incentivize Mr. Liang’s continued long-term performance as Chief Executive Officer, the Compensation Committee designed the 2021 CEO Performance Award to be a challenging long-term incentive for future performance. In connection with the issuance of such award in March 2021, the Compensation Committee noted in particular that the performance thresholds adopted were challenging and could take years to achieve. As of April 1, 2022, the first revenue goal of $4.0 billion in annualized revenue has been achieved and none of the stock price goals have been achieved. In addition, the Compensation Committee sought to help ensure that the 2021 CEO Performance Award would further align Mr. Liang’s interests with those of the Company’s stockholders over the long-term. In connection with the grant of the 2021 CEO Performance Award, it was also determined that Mr. Liang would receive a de minimis salary of $1 per annum (or such other non-waivable minimum wage requirement, if deemed advisable) and no cash bonuses through June 30, 2026. Mr. Liang must also remain as the Company’s Chief Executive Officer (or such other position with the Company as Mr. Liang and the Board may agree) at the time each goal set forth in the 2021 CEO Performance Award is met in order for the corresponding tranche to vest. This helps ensure Mr. Liang’s active leadership of the Company over the long-term.

As a result of our becoming current in our filings with the SEC in December 2019 and stockholder approval of the 2020 Equity and Incentive Compensation Plan at the annual meeting of stockholders held on June 5, 2020, we were in position to also re-commence the grant of equity incentives to our employees during fiscal year 2021, including our named executive officers. In addition to the special grant to Mr. Liang of the 2021 CEO Performance Award, during fiscal year 2021, we made grants under the 2020 Equity and Incentive Compensation Plan of equity incentives to each of Mr. Weigand, Mr. Clegg and Mr. Kao, which grants were consistent with our historical practice prior to the time we had ceased being current in our periodic filings with the SEC in 2017, all as discussed further below.

As discussed in the Prior Year CD&A, in March 2020, Mr. Liang received a special performance-based cash incentive award opportunity. Mr. Liang’s award, for a cash incentive opportunity of up to $8,076,701 (the “Maximum Value”), was specifically linked to Company stock price performance, as further described below under “-Update on Special Performance-Based Cash Incentive Award Granted in March 2020.” The applicable stock price performance conditions for the award were achieved during fiscal year 2021 and, as a result, 50% of the Maximum Value (or $4,038,351) was paid to Mr. Liang in fiscal year 2021. However, the Board had discretion to reduce the payout value of the remaining portion of the award under certain circumstances. As further described below under “- Update on Special Performance-Based Cash Incentive Award Granted in March 2020” in September 2021, the Board exercised this discretion and reduced the payout for the remaining portion of the award to 25% of the Maximum Value (or $2,019,175), for a total award payout for 2021 of $6,057,526.

Additional Information on the Compensation Committee's Compensation Consultant

    For fiscal year 2021, the Compensation Committee utilized information from Radford in making certain named executive officer compensation decisions. Previously, in fiscal year 2019, Radford had advised the Compensation Committee regarding executive officer compensation decisions and our management had commissioned Radford to provide additional services to management for similar compensation studies to evaluate components of total compensation for our employees generally. In making the adjustments to base salaries for our named executive officers in the fourth quarter of fiscal year 2020, the Compensation Committee relied on information that Radford had provided in both fiscal year 2020 and in fiscal year 2019. In addition, in connection with evaluating the 2021 CEO Performance Award in fiscal year 2021, the Compensation Committee considered information Radford had provided in March 2021 related to peer group chief executive officer compensation and pay-for-performance analyses, as described above.

In fiscal year 2019, before receiving Radford’s information and assistance, the Compensation Committee assessed the independence of Radford in the light of all relevant factors, including the additional services and other factors required by the SEC, that could give rise to a potential conflict of interest with respect to Radford. Based on these reviews and assessments, the Compensation Committee did not identify any conflicts of interest raised by the work performed by Radford. In each of fiscal years 2020 and 2021, the Compensation Committee updated its assessment of Radford’s independence and did not identify any conflicts of interest raised by additional work performed by Radford in such fiscal years.

The Role of the Most Recent Stockholder Say-on-Pay Vote

    The Compensation Committee, with the entire Board, and our management value the opinions of our stockholders. Feedback received from stockholders has included a desire that a more significant portion of executive compensation be tied to performance based upon the achievement of pre-established goals. For fiscal year 2021, the Compensation Committee took such prior feedback into consideration when it developed, designed, and granted the 2021 CEO Performance Award. In addition, prior to granting such award in March 2021, the Compensation Committee (through management) solicited the views of several of our largest stockholders regarding the grants of large, long-term performance based equity incentives, including compensation philosophy embodied by these types of awards, potential size, appropriate performance metrics, the time periods within which such metrics should be achieved, and other terms.

Our last annual meeting of stockholders was held on May 28, 2021 (the "Fiscal Year 2020 Annual Meeting"), and we provided our stockholders the annual opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for such meeting. At the meeting, stockholders representing approximately 78% of the stock present and entitled to vote on this “say-on-pay” proposal approved the compensation of our named executive officers. Although the Fiscal Year 2020 Annual Meeting was held during the latter part of fiscal year 2021 when significant decisions affecting compensation matters for fiscal year 2021 for the named executives had already been made by the Compensation Committee and the say-on-pay vote was non-binding, the Compensation Committee expects to continue to consider the outcome of that vote when making future compensation decisions for our named executive officers.

Role of Executive Officers in the Compensation Process

    Each year, management provides recommendations to the Compensation Committee regarding compensation program design and evaluations of executive and Company performance. In particular, in fiscal year 2021, our Chief Executive Officer provided the Compensation Committee with his views on the merits of large, long-term performance based equity incentives while minimizing other typical compensation components, such as base salary and short-term cash and equity incentives. Mr. Liang was very willing to change his compensation arrangements so that almost all of his compensation for the next five years will depend on whether we achieve the difficult performance metrics embedded in the 2021 CEO Performance Award. Mr. Liang has expressed his view that this change in his compensation arrangements is evidence of his commitment to our Company and his confidence in our future.

Following stockholder approval of the 2020 Equity and Incentive Compensation Plan in June 2020 that had (among other things) refreshed the pool of equity awards available for grant, our Chief Executive Officer and Chief Financial Officer provided the Compensation Committee with their views on non-CEO named executive officer equity grants based on their view of investor expectations and our operating plans and financial goals. At the end of fiscal year 2021, our Chief Executive Officer provided the Compensation Committee with his views of the nature and extent of our performance against expectations. Finally, our Chief Executive Officer also provided the Compensation Committee with regular performance evaluations of the other named executive officers, including his views as to their impact on strategic initiatives and organizational goals, as well as their functional expertise and leadership. While the Compensation Committee carefully considers all recommendations made by members of management, ultimate authority for all compensation decisions regarding our named executive officers rests with the Compensation Committee and the Board.

2021 CEO Performance Award Granted in March 2021

Terms of the 2021 CEO Performance Award

On March 2, 2021, the Compensation Committed granted to our Chief Executive Officer, Mr. Liang, a long-term performance-based option award to purchase up to 1,000,000 shares of the Company’s common stock which may vest in five equal tranches. Each of the five tranches vests if a specified revenue goal (each, a “Revenue Goal”) and a specified stock price goal (each, a “Stock Price Goal”) is achieved. Revenue Goals must be achieved by June 30, 2026 (the “Revenue Performance Period”) and Stock Price Goals must be achieved by September 30, 2026 (the “Stock Price Performance Period”). The 2021 CEO Performance Award was granted with an exercise price equal to $45.00 (the “Exercise Price”), representing a premium of approximately 32% to the closing stock price of $34.08 reported on NASDAQ on March 2, 2021. The 2021 CEO Performance Award will generally expire on March 2, 2031 and includes, among other terms and conditions, a restriction on the sale of any shares issued upon exercise of the 2021 CEO Performance Award until March 2, 2024, the third anniversary of the date of grant.

The Compensation Committee designed the 2021 CEO Performance Award to be a challenging long-term incentive for future performance, and the Compensation Committee noted in particular that the performance thresholds could take many years to achieve, if they can be achieved at all. As of April 1, 2022, the first revenue goal of $4.0 billion in annualized revenue has been achieved and none of the stock price goals have been achieved. In addition, the Compensation Committee intended that the 2021 CEO Performance Award would further align Mr. Liang’s interests with those of the Company’s stockholders over the long term. In connection with the grant of the 2021 CEO Performance Award, Mr. Liang will receive a de minimis salary of $1 per annum (or such other non-waivable minimum wage requirement, if deemed advisable) and no cash bonuses through June 30, 2026. Mr. Liang must also remain as the Company’s CEO (or such other position with the Company as Mr. Liang and the Board may agree) at the time each goal is met in order for the corresponding tranche to vest. This helps ensure Mr. Liang’s active leadership of the Company over the long term.

The following table sets forth the Revenue Goals which must be achieved by the end of the Revenue Performance Period of June 30, 2026, together with its achievement status as of April 1, 2022:

Revenue Goals(1)	Absolute Change From Revenue Reported for the Fiscal Year Ended June 30, 2020(2)	Achievement Status as of April 1, 2022
$4.0 billion	20%	Achieved(3)
$4.8 billion	44%	Not achieved
$5.8 billion	74%	Not achieved
$6.8 billion	104%	Not achieved
$8.0 billion	140%	Not achieved
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(1)     Revenue means the Company’s total revenues, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the SEC (but without giving effect to any rounding used in reporting the amounts in Form 10-Q and Form 10-K), for the previous four consecutive fiscal quarters of the Company.
(2)     Revenue reported in the Company’s Form 10-K for the fiscal year ended June 30, 2020 was $3,339.3 million. Revenue reported in the Company’s Form 10-K for the fiscal year ended June 30, 2021 was $3,557.4 million.
(3)    Revenue reported for the four quarters ended December 31, 2021 was $4.17 billion.

The following table sets forth the Stock Price Goals which must be achieved by September 30, 2026, together with its achievement status as of April 1, 2022:

Stock Price Goals(1)	Absolute Change in Stock Price from Grant Date Stock Price(2)	Absolute Change in Stock Price From $45 Exercise Price	Achievement Status as of April 1, 2022
$45	32%	0%	Not met
$60	76%	33%	Not met
$75	120%	67%	Not met
$95	179%	111%	Not met
$120	252%	167%	Not met
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(1)     Sustained stock price performance is required for each Stock Price Goal to be met, other than in connection with a change in control. For each Stock Price Goal to be met, the sixty trading day average stock price must equal or exceed the Stock Price Goal.
(2)     Utilizes closing stock price on March 2, 2021 of $34.08 per share. The June 30, 2021 closing stock price was $35.18 per share, and the March 31, 2022 closing stock price was $38.07 per share.

Challenging Goals

Revenue Goals

Revenue ($B)
Achieved
$4.0
$4.8
$5.8
$6.8
$8.0
For FY2020
Goal Progression

Stock Price Goals

Stock Price ($)
$45
$60
$75
$95
$120
On Grant Date
Goal Progression

Each of the five tranches vests only when both the applicable Revenue Goal and Stock Price Goal for such tranche are certified by the Compensation Committee as having been met.

A Revenue Goal and a Stock Price Goal that are matched together can be achieved at different points in time and vesting will occur at the later of the achievement certification dates for such Revenue Goal and Stock Price Goal. Subject to any applicable clawback provisions, policies or other forfeiture terms described in the 2021 CEO Performance Award, once a goal is achieved, it is forever deemed achieved for determining the vesting of a tranche. As of April 1, 2022, the first revenue goal of $4.0 billion in annualized revenue has been achieved and none of the stock price goals have been achieved.

There is no automatic acceleration of vesting of the 2021 CEO Performance Award upon a future “change in control”, but any tranches that are unvested as of the date of the change in control will vest upon the change in control if the Stock Price Goal related to that tranche is achieved (the Revenue Goals will be disregarded). For purposes of determining whether any Stock Price Goal has been achieved, the stock price shall equal the greater of (1) the most recent closing price per share immediately prior to the effective time of such change in control, or (2) the per share common stock price (plus the per share of common stock value of any other consideration) received by our stockholders in the change in control. To the extent any tranche of the 2021 CEO Performance Award has not vested prior to the change in control, and does not vest in connection with the change of control based on attainment of the relevant Stock Price Goal, as described above, such tranche under the 2021 CEO Performance Award will terminate as of the effective date of the change in control.

Reasons for the 2021 CEO Performance Award

The Compensation Committee’s primary objective in designing the 2021 CEO Performance Award was to help the Company continue to grow and achieve its mission, which would facilitate the creation of significant stockholder value.

Mr. Liang has been critical to fulfilling the Company’s mission to be the leading innovator in high-performance, high-efficiency server and storage technology while being committed to protect the environment through, and provide customers with, the most energy-efficient, environmentally-friendly solutions available on the market. Mr. Liang co-founded the Company, has been our Chief Executive Officer and Chairman since our inception, leads the overall management of the Company, and sets our strategic direction. His experience in running our business, and his continued personal involvement in key relationships with suppliers, customers and strategic partners and directing product innovations, will be extremely valuable to the Company as the Company looks to re-accelerate its growth and meet its bold vision to achieve the Revenue Goals and Stock Price Goals embedded in the 2021 CEO Performance Award.

Mr. Liang remains the Company's largest stockholder, and the Compensation Committee believes the 2021 CEO Performance Award helps ensure his commitment and focus on delivering on a long-term vision that can increase stockholder value.

Fiscal Year 2021 Named Executive Officer Compensation Components, Other than the 2021 CEO Performance Award

For fiscal year 2021, the principal components of compensation for our named executive officers (including for the Chief Executive Officer during fiscal year 2021 prior to the grant of the 2021 CEO Performance Award in March 2021) were some or all of the following:

•Base salary;
•Short-term bonuses, some of which are discretionary and some of which are guaranteed; and
•Equity-based incentive compensation consisting of grants of stock options and/or RSUs.

Base Salary. We pay base salaries to our named executive officers to provide them with a base level of fixed income for services rendered to us. Base salary rates for our named executive officers other than the Chief Executive Officer are determined annually by the Compensation Committee based upon recommendations by our Chief Executive Officer, typically taking into account factors such as salary norms in comparable companies and publicly available data regarding compensation increases in our industry, subjective assessments of the nature of the officers' positions and an annual review of the contribution and experience of each named executive officer. For the Chief Executive Officer, prior to the grant of the 2021 CEO Performance Award in March 2021, the Compensation Committee had considered substantially the same type of information, as well as our overall size in terms of annual revenue, scale and number of employees and the Chief Executive Officer’s overall stock ownership. In connection with the grant of the 2021 CEO Performance Award, Mr. Liang will receive a de minimis salary of $1 per annum (or such other non-waivable minimum wage requirement, if deemed advisable) and no cash bonuses through June 30, 2026.

Other than as discussed in the paragraphs above and below, the Compensation Committee held base salaries at the same annual rates as were in effect at the end of fiscal year 2020. As had been discussed in the Prior Year CD&A, in the fourth quarter of fiscal year 2020, the Compensation Committee had approved increases in base salary rates for the named executive officers, which ranged from approximately 8% to 43%, after we had again become current in filing our periodic reports with the SEC and our common stock was relisted on the Nasdaq Global Select Market.

In addition, following the assumption of the role of Senior Vice President, Chief Financial Officer and Chief Compliance Officer in February 2021 by Mr. Weigand, the Compensation Committee approved an adjustment to his base salary to $380,000 per annum, which was substantially identical to the annual base salary of his predecessor. Mr. Hsu’s base salary was also adjusted following a transition in his role (and a decrease in his responsibilities) as discussed in the table below.

	Principal Position During Fiscal Year 2021	Fiscal Year 2020 Base Salary Rate	Fiscal Year 2021 Base Salary Rate(1)	Base Salary % Change
Charles Liang	President, Chief Executive Officer and Chairman of the Board	$522,236	$1	(100)%
David Weigand	Senior Vice President, Chief Financial Officer and Chief Compliance Officer	$337,716	$380,000	13%
Don Clegg	Senior Vice President, Worldwide Sales	$352,000	$352,000	—%
George Kao	Senior Vice President, Operations	$325,728	$325,728	—%
Alex Hsu	Senior Chief Executive, Strategic Business	$378,000	$160,000	(58)%
Kevin Bauer	Former Senior Vice President, Chief Financial Officer	$379,040	$379,040	—%
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(1)     The base salary amounts actually paid to each named executive officer for fiscal year 2020 and 2021 are disclosed in the Summary Compensation Table. The fiscal year 2020 salary amounts disclosed in the Summary

Compensation Table for each named executive officer are less than the amounts disclosed in the table above because each named executive officer was receiving his fiscal year 2019 base salary rate for a portion of fiscal year 2020.

In addition:

•For Mr. Liang, the fiscal year 2021 salary amount disclosed in the Summary Compensation Table is higher than the amount disclosed in the table above because Mr. Liang commenced receiving his $1 de minimis base salary following the grant of the 2021 CEO Performance Award in March 2021;
•For Mr. Weigand, the fiscal year 2021 salary amount disclosed in the Summary Compensation Table is lower than the amount disclosed in the table above because Mr. Weigand only commenced receiving the amount set forth in the table following his appointment in February 2021 as Senior Vice President, Chief Financial Officer and Chief Compliance Officer;
•For Mr. Hsu, the fiscal year 2021 salary amount disclosed in the Summary Compensation Table is higher than the amount disclosed in the table above because for most of fiscal year 2021 Mr. Hsu served in the role of Chief Operating Officer at his fiscal year 2020 base salary rate. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business, a part-time position, from his prior role as Senior Vice President, Chief Operating Officer and ceased being an executive officer, and his base salary rate was adjusted to the fiscal year 2021 base salary rate in the table above. Such amount was determined primarily through discussions with the Chief Executive Officer; and
•For Mr. Bauer, the fiscal year 2021 salary amount disclosed in the Summary Compensation Table is lower than the amount disclosed in the table above because Mr. Bauer resigned as Senior Vice President, Chief Financial Officer in January 2021.

Short-Term Incentive Cash Compensation. In fiscal year 2021, the Compensation Committee did not utilize a uniform short-term incentive cash compensation program for the named executive officers. As discussed in the Prior Year CD&A, in the fourth quarter of fiscal year 2020 the Compensation Committee had implemented a short-term incentive cash compensation program for fiscal year 2020 with performance goals as part of its review of executive compensation following the re-listing of our common stock on the Nasdaq Global Select Market (which had occurred in January 2020) in order to support our overall business objectives by aligning short-term Company performance with the interests of investors and focusing attention on key measures of success. Following the completion of such short-term incentive cash program, the Compensation Committee did not believe it was necessary to renew a similar program for fiscal year 2021.

Other Short-Term Bonuses. During fiscal year 2021, we instead utilized individualized short-term cash bonus arrangements with various officers of the Company, including all of our named executive officers. In some cases these arrangements pre-date the time that these individuals became executive officers; in other cases the arrangements were negotiated at the time the individual was hired or was designated as an executive officer; and in still other cases the arrangements were new short-term bonus opportunities implemented for fiscal year 2021. These arrangements provide for fixed bonus payments, variable bonus payments, or a hybrid program. We award these short-term bonuses to the named executive officers for their continued achievements and contributions to the Company, as further described below. The table below summarizes the fiscal year 2021 arrangements for the named executive officers.

Charles Liang	For a portion of fiscal year 2021, and spurred by the COVID-19 pandemic, we provided employees additional per day compensation for coming into the workplace. In the United States, both exempt and non-exempt employees were generally eligible for this program based upon the number of days on which they worked on-site, based on a standard rate for each of the exempt and non-exempt employees (the “Workplace Incentive”). Under the Workplace Incentive, Mr. Liang received $3,360.
David Weigand	In connection with his appointment as Senior Vice President, Chief Financial Officer and Chief Compliance Officer in February 2021, Mr. Weigand received a fixed bonus, paid quarterly, at a rate of $80,000 per year. Due to the commencement of the award in February 2021, Mr. Weigand received only half of the annual amount for fiscal year 2021 ($40,000). This bonus amount is similar in both structure and amount to what was provided to Mr. Weigand’s predecessor upon his initial appointment to the position. Under the Workplace Incentive, Mr. Weigand received $3,360.

Don Clegg	Mr. Clegg received a fixed bonus, paid monthly, at a rate of $84,000 per year. Due to the termination of this program after July 2020, however, Mr. Clegg received only 1/12th of the annual amount for fiscal year 2021 ($7,000). Under the Workplace Incentive, Mr. Clegg received $2,990.
George Kao	Under the Workplace Incentive, Mr. Kao received $3,168.
Alex Hsu	Under the Workplace Incentive, Mr. Hsu received $768.
Kevin Bauer	Mr. Bauer received a fixed bonus, paid monthly, initially at a rate of $80,000 per year, then increased to a rate of $120,000 per year in September 2019. Due to the termination of this program after July 2020, however, Mr. Bauer received only 1/12th of the annual amount for fiscal year 2021 ($10,000). Under the Workplace Incentive, Mr. Bauer received $3,408.

Equity-Based Incentive Compensation. Stock options and other equity-based awards are also an important component of the total compensation of our named executive officers. We believe that equity-based awards also align the interests of each named executive officer with those of our stockholders. They also provide named executive officers a significant, long-term interest in our success and help retain key named executive officers in a competitive market for executive talent. The 2020 Equity and Incentive Compensation Plan authorized the Compensation Committee to grant stock options and other equity-based awards to eligible named executive officers. The number of shares owned by, or subject to equity-based awards held by, each named executive officer is periodically reviewed and additional awards are considered based upon a generalized assessment of past performance, expected future performance and the relative holdings of other executive officers. The Compensation Committee has historically granted equity awards to employees on a two-year cycle.

Due to the fact that we failed to file our 2017 Form 10-K by its due date, the effectiveness of our registration statement on Form S-8 covering equity awards under our prior 2016 Equity Incentive Plan was suspended. It remained suspended until December 20, 2019, the date on which we had completed filing all of our delinquent quarterly and annual reports with the SEC. The effectiveness of our registration statement on Form S-8 for the prior 2016 Equity Incentive Plan was then revived. The Compensation Committee did not make equity awards to our named executive officers during the period of time when our registration statement on Form S-8 for the 2016 Equity Incentive Plan was not effective, except to persons who became named executive officers during this period. With the adoption of the 2020 Equity and Incentive Compensation Plan, and the effectiveness of a Form S-8 registration statement for that plan and awards granted under it on June 16, 2020, our Compensation Committee has granted additional equity awards to our named executive officers that reflect the lack of equity awards for the period of time during which the effectiveness of our registration statement on Form S-8 for our prior 2016 Equity Incentive Plan was suspended. We expect to make all future equity awards out of the 2020 Equity and Incentive Compensation Plan, including as it may be amended or amended and restated from time to time, or any successor plan.

For fiscal year 2021, which commenced July 1, 2020, the Compensation Committee determined to provide the awards of performance-based stock options, service-based stock options and RSUs to named executive officers as outlined in the table below.

	Type of Award	Quantity (at Target) of Award	Rationale for Providing the Award
Charles Liang	Performance options	1,000,000	Long-term incentive(1)
David Weigand(2)	Stock options	8,000	Refresh grant
	RSUs	3,600	Refresh grant
Don Clegg	Stock options	7,500	Refresh grant
	RSUs	3,380	Refresh grant
George Kao	Stock options	5,410	Refresh grant
	RSUs	2,430	Refresh grant
Alex Hsu(3)	N/A	N/A	N/A
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(1)     See “2021 CEO Performance Award Granted in March 2021” above for additional information.
(2)    Mr. Weigand assumed the role of Senior Vice President, Chief Financial Officer and Chief Compliance Officer following the resignation of Mr. Bauer in January 2021.
(3)     Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business. Although Mr. Hsu did not receive any new grants of equity awards during fiscal year 2021, the original vesting schedules for his awards outstanding as of February 28, 2021 were continued despite his reduction in responsibilities effective March 1, 2021, and his awards were deemed modified for accounting purposes. For more information about modification fair value for Mr. Hsu’s awards relating to his transition, please see the “Fiscal Year 2021 Summary Compensation Table” and “Fiscal Year 2021 Grants of Plan-Based Awards Table” below.

Stock Options. In general, the Compensation Committee uses stock options to directly align the compensation interests of participating named executive officers with the investment interests of our stockholders. See “2021 CEO Performance Award Granted in March 2021” for additional information regarding the grant of the long-term performance-based option award to Mr. Liang. The stock options described above for each of Messrs. Weigand and Clegg were granted on August 4, 2020 with a 10-year term and an exercise price equal to the closing market price of our common stock on the grant date ($30.33 per share). Subject to the continued service of such named executive officers, these stock options vest and become exercisable at the rate of 25% of the shares on May 1, 2021, and then an additional 1/16th of the shares at the end of each successive calendar quarter thereafter. The Compensation Committee had approved utilizing May 1, 2021 as the first vesting date because (if not for the delay in the Company’s ability to issue equity incentive awards because it did not have an effective registration statement on Form S-8 covering equity awards under its equity incentive plans) such awards otherwise would have been made for these named executive officers on or prior to May 1, 2020 as part of their two-year award cycle. The stock options described above for Mr. Kao were granted on October 27, 2020 with a 10-year term and an exercise price equal to the closing market price of our common stock on the grant date ($23.74 per share). Subject to the continued service of such named executive officer, the grant is generally exercisable at the rate of 25% of the options granted on October 27, 2021, and then an additional 1/16th of the options at the end of each successive calendar quarter thereafter. The particular size of the stock option grants to each of these named executive officers was determined based upon the recommendation of Mr. Liang which was reviewed and approved by the Compensation Committee.

RSUs. In general, RSUs represent the right to receive a defined number of shares of our common stock subject to the continued employment through the vesting date. The RSUs described above for each of Messrs. Weigand and Clegg were granted on August 4, 2020. Subject to the continued service of such named executive officers, these RSUs vest at the rate of 25% of the total number of units on May 10, 2021, and then an additional 1/16th of the units at the end of each successive calendar quarter thereafter. The Compensation Committee had approved utilizing May 10, 2021 as the first vesting date because (if not for the delay in the Company’s ability to issue equity incentive awards because it did not have an effective registration statement on Form S-8 covering equity awards under its equity incentive plans) such awards otherwise would have been made for these named executive officers on or prior to May 10, 2020 as part of their two-year award cycle. The RSUs described above for Mr. Kao were granted on October 27, 2020. Subject to the continued service of such named executive officer, these RSUs vest at the rate of 25% of the total number of units on November 10, 2021, and 1/16th at the end of each successive calendar quarter thereafter. The particular size of the RSU grants to each of these named executive officers was determined based upon the recommendation of Mr. Liang which was reviewed and approved by the Compensation Committee.

PRSUs. PRSUs represent the right to receive a defined number of shares of our common stock subject to the achievement of pre-established goals. Mr. Hsu received a grant of 30,000 in target PRSUs on March 27, 2020. In general, a total of 30,000 units were to vest based on service conditions only, with the first tranche of 15,000 vesting in May 2021 and 15,000 vesting in November 2021. Additional units could have been earned for each tranche if the Company’s revenue increased year-over-year (fiscal year 2020 compared to fiscal year 2019 for the first tranche and fiscal year 2021 compared to fiscal year 2020 for the second tranche).

With respect to the first tranche, the Company’s revenue for fiscal year 2020 ($3,339 million) did not exceed revenue for fiscal 2019 ($3,500 million), so no additional units were earned for the first tranche. With respect to the second tranche, if the Company’s revenue for fiscal year 2021 exceeded its revenue for fiscal year 2020, then a number of additional units would be earned for the second tranche. The number of additional units was to be determined by multiplying the percentage growth in revenue by three, which amount would have then been a multiplier of the base number of 15,000 units. The Company’s revenue for fiscal year 2021 ($3,557 million) increased from revenue for fiscal year 2020, and as a result, for the second tranche, 2,939 additional units were earned, such that a total of 17,939 units vested in November 2021.

Update on Special Performance-Based Cash Incentive Award Granted in March 2020

As discussed in the Prior Year CD&A, in March 2020, the Board, upon the recommendation of the Compensation Committee, approved special performance-based cash incentive award opportunities to certain long-term employees, including Mr. Liang, our Chief Executive Officer. This incentive for Mr. Liang was specifically linked to Company stock price performance. Mr. Liang’s award, for a cash incentive opportunity of up to $8,076,701 (the “Maximum Value”), was subject to the following conditions:

•50% of the Maximum Value (the “First Tranche”) will be paid to Mr. Liang only if the average closing price for the Company’s common stock equals or exceeds $31.61 (representing a 15% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding the Board’s decision) for any period of 20 consecutive trading days prior to September 30, 2021 (the “First Price Target”), provided that Mr. Liang remains employed with the Company through the date that such common stock price goal is achieved; provided further that this payment shall be subject to reduction (including possibly a reduction to zero) at the sole discretion of the Board to the extent the Company has not made, in the Board’s determination, adequate progress in remediating its internal weaknesses in its internal control over financial reporting; and

•50% of the Maximum Value (the “Second Tranche”) will be paid to Mr. Liang only if the average closing price for the Company’s common stock equals or exceeds $32.99 (representing a 20% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding the Board’s decision) (the “Second Price Target”) for any period of 20 consecutive trading days prior to June 30, 2022, provided that Mr. Liang remains employed with the Company through the date that such common stock price goal is achieved.

The relevant stock price goals under Mr. Liang’s award were not met during fiscal year 2020, and no portion of these amounts were paid to Mr. Liang during fiscal year 2020. During fiscal year 2021, the First Price Target was achieved based upon stock price performance from December 22, 2020 through January 21, 2021. On September 21, 2021, with respect to the negative discretion component of the First Tranche described above, the Audit Committee of the Board determined and advised the Board as to its view that the Company had made adequate progress in remediating the material weaknesses in its internal control over financial reporting. On September 30, 2021, the Board considered and agreed with this assessment, but also considered the impact of accomplishments of Company employees other than Mr. Liang in achieving this adequate progress. The Board exercised its discretion under the terms of the Performance Cash Award to reduce the payout for the First Tranche from 50% of the Maximum Value to 25% of the Maximum Value, or $2,019,175, which amount was paid to Mr. Liang in the first quarter of fiscal year 2022. During fiscal year 2021, the Second Price Target was achieved based upon stock price performance from February 8, 2021 through March 8, 2021. Payment of the Second Tranche was made to Mr. Liang during the fourth quarter of fiscal year 2021.

Former CFO Consulting Arrangement

Prior to ceasing employment with the Company as Chief Financial Officer, in February 2021 Mr. Bauer entered into a consulting arrangement with the Company related to reinforcing a smooth transition of his prior duties, and providing general consultation and advice services. The term of the arrangement was for one year with a monthly fee of $13,334 for services. As a result of the consulting service provided for in the consulting arrangement, Mr. Bauer's outstanding equity awards continued to vest during the consulting period in accordance with their terms and the period Mr. Bauer was permitted to exercise his awards was extended until May 25, 2022. Assuming a stock price equal to $32.50 (our closing stock price on February 25, 2021, Mr. Bauer’s last day of employment), the intrinsic value of the unvested awards subject to such continued vesting was approximately $40,500 in stock options and $0 in RSUs.

On April 27, 2021, Mr. Bauer was also granted 10,000 stock options to compensate his consulting efforts in a smooth transition of his prior duties, and his provision of general consultation and advice services. Such stock options have a 10-year term and an exercise price equal to the closing market price of our common stock on the grant date ($38.50 per share). Subject to the continued provision of consulting services, these stock options vested and became exercisable at the rate of 100% of the shares on February 25, 2022. The number of shares subject to these stock options was determined primarily through discussions with the Chief Executive Officer.

Stock Ownership Guidelines

In January 2022, our Board adopted stock ownership guidelines that apply to the Chief Executive Officer and our non-executive directors (the “Guidelines”). Under the Guidelines, the Chief Executive Officer has a target holding of 3x his then-current annual base salary; provided, however, that for so long as the Chief Executive Officer is Mr. Charles Liang, and his then-current annual base salary is less than his annual base salary as in effect immediately prior to the grant of his 2021 CEO Performance Award on March 2, 2021 (which annual base salary was $522,236 (the “Pre-grant CEO Salary”)), then for purposes of determination of the Chief Executive Officer’s target holding, his target shall be three times the Pre-grant CEO Salary. Under the Guidelines, non-employee directors have a target holding of 3x the then-current annual Board member retainer (regardless of whether such director actually receives such retainer). For purposes of determining such target holding for non-employee directors, other director cash fees such as fees for Committee member/chair service or excess per meeting fees are not considered as part of then-current annual Board member retainer.

Under the Guidelines, each target is expected to be attained by the later of (1) five years from the effective date of the Guidelines or (2) five years from the effective date of a covered person’s assumption of the applicable role or responsibilities (or applicable designation as a covered person with a specific stock ownership target by the Compensation Committee) subjecting the covered person to the then-applicable stock ownership target. After the applicable five-year period has concluded, the covered person will be required to retain at least 50% of the common stock received (net of applicable withholding taxes) under our equity awards earned by, vested with respect to or exercised by the covered person if the covered person does not comply with his or her stock ownership target. Once a covered person has initially achieved his or her stock ownership target, the covered person will be considered to continue to be in compliance with the Guidelines unless as of the annual measurement the covered person’s common stock ownership drops to less than 85% of the covered person’s stock ownership target (in which case the covered person will have one year to again achieve compliance with the Guidelines).

Annual compliance with the stock ownership target will be measured, for each fiscal year, at the end of such fiscal year. Compliance with the stock ownership targets at any point in time will be based on the average closing price for the common stock for the immediately prior 60 days. For purposes of determining compliance with the stock ownership target, the following holdings by the covered person and his or her immediate family members sharing his or her household will be considered the equivalent of owning the corresponding applicable underlying common stock: (1) outright ownership of common stock; (2) vested common stock held in retirement or deferred compensation accounts; and (3) service-based restricted share, restricted stock unit and/or deferred share awards regarding common stock (whether or not vested).

As of February 28, 2022, each of the covered persons subject to the Guidelines met his or her stock ownership target, except for Ms. Lin who was appointed as a director in April 2022.

Our insider trading policy prohibits any of our directors, executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Stock Retention Policy

We have adopted a stock retention policy which requires that our Chief Executive Officer hold a significant portion of the shares of our common stock acquired under our equity incentive plans for at least 36 months. Generally, under the policy, the Chief Executive Officer must retain at least 50% of all “net” shares received (“net” shares means those shares remaining after the sale or withholding of shares in payment of the exercise price, if applicable, and withholding taxes) for at least 36 months following the date on which an equity award is vested, settled or exercised, as applicable. In addition, in connection with the 2021 CEO Performance Award granted to our Chief Executive Officer in March 2021, the Board required a restriction on the sale of any shares issued upon the exercise of the options associated with such award until March 2, 2024, the third anniversary of the grant date. See “2021 CEO Performance Award Granted in March 2021.”

Recoupment Policy

We established a recoupment policy that is applicable to our named executive officers (the “Recoupment Policy”). Under the Recoupment Policy, if we are required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under United States securities laws, the Compensation Committee shall be entitled to have the Company recover from any current or former executive officer any excess incentive-based compensation received by such person during the three-year period prior to the date on which we are required to prepare the restatement. This Recoupment Policy applies to both equity-based and cash-based incentive compensation awards. The “excess incentive-based compensation” is the difference between the actual amount that was paid, and the amount that would have been paid under the restated financial results.

Other Benefits

Health and Welfare Benefits. Our named executive officers receive the same health and welfare benefits as are offered to our other employees, including medical, dental, vision, life, accidental death and dismemberment and disability insurance coverage, flexible spending account participation and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees. We offer these health and welfare benefits generally to help provide a competitive compensation package to employees to assist with the attraction, hiring and retention of employees.

Retirement Program. Our named executive officers may participate in the same tax-qualified, employee-funded 401(k) plan that is offered to all our other employees. We do not maintain a supplemental executive retirement plan, nor do we offer any defined benefit retirement plans or other defined contribution plans to our named executive officers. We offer these retirement program benefits generally to help provide a competitive compensation package to employees to assist with the attraction, hiring and retention of employees.

Perquisites. We do not provide perquisites or personal benefits to any of our named executive officers.

Employment Arrangements, Severance and Change of Control Benefits. We have not entered into employment agreements with any of our named executive officers (we entered into a consulting agreement with Mr. Bauer, which is further described above under “- Former CFO Consulting Arrangement”). Each of Messrs. Clegg, Hsu, Kao and Weigand currently has a signed offer letter which provides for at-will employment. Each such offer letter provides for an initial base salary rate, an initial stock option grant and rights to participate in our employee benefit plans as described above. Prior to his departure in February 2021, Mr. Bauer had a substantially similar offer letter. We do not have any written employment arrangements with Mr. Liang. Other than as described in the following sentence, we do not have any arrangements with any of our named executive officers that provide for any severance or other benefits in the event of termination or change of control of our Company. See also “- Fiscal Year 2021 Potential Payments Upon Termination or Change of Control.” The 2021 CEO Performance Award has certain provisions related to the treatment of such award in the event of a change of control of our Company. See “2021 CEO Performance Award Granted in March 2021.”

Tax and Accounting Considerations. In our review and establishment of named executive officer compensation programs and payments, we consider, but do not place substantial emphasis on, the anticipated accounting and tax treatment of our compensation programs to us and our named executive officers. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders.

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally limits a Company’s ability to deduct for tax purposes compensation in excess of $1.0 million paid in any single tax year to certain executive officers (and, beginning in 2018, certain former executive officers). We expect to continue to design and maintain executive compensation arrangements that we believe will attract and retain the executive talent that we need to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes. In addition, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

We account for equity compensation paid to our employees in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock-Compensation (“ASC Topic 718”), which requires us to estimate and record expenses for each award of equity compensation over the service period of the award.

We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with (or is exempt from) the requirements of Section 409A of the Code. Participation in, and compensation paid under, our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under or exemptions from Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our named executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our named executive officers is both appropriate and responsive to the goal of building stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with our management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Annual Report.

This report has been furnished by the Compensation Committee.

Sherman Tuan, Chair
Saria Tseng

Fiscal Year 2021 Summary Compensation Table

The following table sets forth information concerning the reportable compensation for our named executive officers for the fiscal years ended 2021, 2020 and 2019, as applicable.

FISCAL YEAR 2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)
Charles Liang President, Chief Executive Officer	2021	421,785	3,360	—	11,616,000	6,057,526	—	18,098,671
	2020	423,346	—	—	—	875,635	—	1,298,981
	2019	386,212	—	—	—	—	—	386,212

David Weigand Senior Vice President, Chief Financial Officer and Chief Compliance Officer	2021	367,709	43,360	109,188	113,280	—	—	633,537
	2020	300,347	222,107	—	—	78,970	—	601,424
	2019	270,000	48,921	221,000	215,600	—	—	755,521

Don Clegg Senior Vice President, Worldwide Sales	2021	362,140	9,990	102,515	106,200	—	—	580,845
	2020	348,459	108,970	—	—	290,581	—	748,010
	2019	336,910	146,419	132,600	215,600	—	—	831,529

George Kao Senior Vice President, Operations	2021	333,858	6,273	57,688	60,213	—	—	458,032
	2020	324,807	4,524	68,851	15,288	152,333	—	565,803
	2019	305,060	4,262	—	39,323	—	—	348,645

Alex Hsu(6) Senior Chief Executive, Strategic Business	2021	305,333	768	452,964	475,592	—	—	1,234,657
	2020	374,845	5,048	611,100	372,400	189,624	—	1,553,017
	2019	206,340	2,623	60,112	172,480	—	—	441,555

Kevin Bauer(7) Former Senior Vice President, Chief Financial Officer	2021	294,575	13,408	—	426,500	—	53,336	787,819
	2020	363,954	460,967	—	—	164,441	—	989,362
	2019	340,356	80,004	—	—	—	—	420,360
__________________________
(1)    Amounts disclosed under "Salary" for fiscal year 2021 include leave pay earned by the named executive officers.
(2)    Amounts disclosed under “Bonus” for fiscal year 2021 reflect short-term bonuses earned by each of the named executive officers. See discussion under “Compensation Discussion and Analysis” for more information about these individualized programs.
(3)    The amount disclosed for fiscal year 2021 represents the grant date fair value of the RSU award granted during the fiscal year to the named executive officer calculated in accordance with ASC Topic 718 (plus, for Mr. Hsu, the modification fair value for the continuation of the original vesting schedules for his awards outstanding as of February 28, 2021 despite his reduction in responsibilities effective March 1, 2021 (based on a deemed modification for accounting purposes)), in each case as further described in the Fiscal Year 2021 Grants of Plan-Based Awards table below. Assumptions used in the calculation of this amount are included in Part II, Item 8, “Financial Statement and Supplementary Data”, and Part II, Item 8, Note 14 “Stock-based Compensation and Stockholders’ Equity”, to our consolidated financial statements for fiscal year 2021 included in the Annual Report.
(4)    The amount disclosed for fiscal year 2021 represents the grant date fair value of the stock option award for each named executive officer calculated in accordance with ASC Topic 718, using the Black Scholes option-pricing model (plus (A) for Mr. Bauer, the modification fair value for a modification of the post-employment termination exercise period for 70,000 in vested stock options held by Mr. Bauer as of February 25, 2021, and (B) for Mr. Hsu the modification fair value for the continuation of the original vesting schedules for his awards outstanding as of February 28, 2021 despite his reduction in responsibilities effective March 1, 2021 (based on a deemed modification for accounting purposes)), in each case as further described in the Fiscal Year 2021 Grants of Plan-Based Awards table below. The amount set forth in the table above with respect to Mr. Liang’s award represents our determination of probable outcome of the performance conditions embedded in the 2021 CEO Performance Award as of the date of grant. If the maximum level of performance is achieved with respect to this award (in other words, if we achieve the $8.0 billion revenue target and our common stock reaches the $120.00 per share price target, the grant date fair value of the award will be $13,882,000. These amounts do not necessarily correspond to the actual values that may be realized by the named executive officers, which depend, among other things, on the market value of our common stock appreciating from that on the grant dates of the options. This award was designed to be entirely an incentive for future performance that could take many years, if at all, to be achieved. Further, each of the stock price targets (starting at $45.00 and rising to $120.00) and revenue targets (starting at $4.0 billion and rising to $8.0 billion) was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Liang will not realize any value from such options. As of the date of this filing, none of the stock price goals has been achieved. Furthermore, the exercise price of $45.00 per share is 32% higher than the closing price of our common stock on the date the 2021 CEO Performance Award was granted. We have achieved the first revenue goal of $4.0 billion. Even if the first stock price goal of $45.00 is also met, so that the first tranche of the 2021 CEO Performance Award vests, Mr. Liang will realize no gain on the shares covered by the first tranche unless he exercises the option for the first tranche of shares and thereafter our common stock trades at a price higher than $45.00 per share. Assumptions used in the calculation of these amounts are included in Part II, Item 8, "Financial Statements and Supplementary Data", and Part II, Item 8, Note 14 “Stock-based Compensation and Stockholders’ Equity”, to our consolidated financial statements for fiscal year 2021 included in the Annual Report.
(5)    The amount disclosed in this column for fiscal year 2021 represents for Mr. Liang amounts earned under a special performance-based cash incentive award opportunity granted to Mr. Liang in March 2020, after the exercise of the Board’s discretion. See “Update on Special Performance-Based Cash Incentive Award Granted in March 2020” above for more information about this award.
(6)    Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.
(7)    Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role. Mr. Bauer served as consultant after his resignation from the Company and earned $53,336 in consulting fees for fiscal year 2021.

Fiscal Year 2021 Grants of Plan-Based Awards

The following table provides information concerning all plan-based awards granted during fiscal year 2021 to each of our named executive officers, which grants were made under the 2020 Equity and Incentive Compensation Plan.

FISCAL YEAR 2021 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Charles Liang(2)	3/2/2021	200,000	1,000,000	1,000,000	—	—	$45.00	$11,616,000	(6)
David Weigand	8/4/2020	—	—	—	—	8,000	30.33	113,280
	8/4/2020	—	—	—	3,600	—	—	109,188
Don Clegg	8/4/2020	—	—	—	—	7,500	30.33	106,200
	8/4/2020	—	—	—	3,380	—	—	102,515
George Kao	10/27/2020	—	—	—	—	5,410	23.74	60,213
	10/27/2020	—	—	—	2,430	—	—	57,688
Alex Hsu	3/1/2021	—	(3)	—	(3)	—	—	452,964
	3/1/2021	—	—	—	—	(4)	(4)	475,592
Kevin Bauer	4/27/2021	—	—	—	—	10,000	38.50	183,600
	2/25/2021	—	—	—	—	(5)	(5)	242,900
_________________________
(1) Amounts disclosed in this column represent the fair value of the RSU and stock option awards as of the date of grant (for Mr. Liang’s stock option award, based upon the probable outcome of the performance conditions), computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures.
(2) These stock options are performance-based and shall vest and become exercisable depending upon the degree of satisfaction of both the Stock Price Goals and Revenue Goals discussed above in CD&A. The Stock Price Goals must be achieved on or prior to September 30, 2026 and the Revenue Goals must be achieved on or prior to June 30, 2026. The options may vest in tranches of 200,000 shares each only when coordinating Stock Price Goals and Revenue Goals, respectively, of $45.00 sixty-trading-day-average stock price and $4.0 billion in four-consecutive-fiscal-quarter revenue, $60.00 sixty-trading-day-average stock price and $4.8 billion four-consecutive-fiscal-quarter revenue, $75.00 sixty-trading-day-average stock price and $5.8 billion four-consecutive-fiscal-quarter revenue, $95.00 sixty-trading-day-average stock price and $6.8 billion four-consecutive-fiscal-quarter revenue, and $120.00 sixty-trading-day-average stock price and $8.0 billion four-consecutive-fiscal-quarter revenue, are achieved. The smallest amount of these stock options (threshold) that can be earned based on performance is vested stock options for 200,000 shares for achieving a Stock Price Goal of $45.00 sixty-trading-day-average stock price and a Revenue Goal of $4.0 billion in four-consecutive-fiscal-quarter revenue. However, even if those goals are achieved, if the Company’s stock price remained at $45.00 per share, based on the $45.00 exercise price for these stock options, there would be no appreciation value in those stock options for Mr. Liang. For more information about the operation of this award, see “2021 CEO Performance Award Granted in March 2021” above.
(3) In connection with his change in role with us effective March 1, 2021, the remaining PRSUs and unvested RSUs held by Mr. Hsu as of March 1, 2021 were deemed modified for accounting purposes. The value disclosed in this row reflects the modification fair value for the modification of Mr. Hsu’s remaining PRSUs and unvested RSUs.
(4) In connection with his change in role with us effective March 1, 2021, the unvested stock options held by Mr. Hsu as of March 1, 2021 were deemed modified for accounting purposes. The value disclosed in this row reflects the modification fair value for the modification of Mr. Hsu’s unvested stock options.
(5)    In connection with his termination of employment and consulting arrangement with us, the post-employment termination exercise period for 70,000 in vested stock options held by Mr. Bauer as of February 25, 2021 was extended to expire within three months of the end of his consulting period (which ended on February 25, 2022). These vested stock options consisted of 8,030 stock options, 21,970 stock options, 6,400 stock options and 33,600 stock options, each at an exercise price of $28.45 per share to expire on January 25, 2027. The value disclosed in this row reflects the modification fair value for the modification of the post-employment termination exercise period for Mr. Bauer’s stock options.
(6) Reflects the grant date fair value of the 2021 CEO Performance Award, calculated in accordance with ASC Topic 718, as described in footnote one. This amount does not necessarily correspond to the actual value that may be realized by Mr. Liang. The 2021 CEO Performance Award is intended to compensate Mr. Liang over its 10-year maximum term and will become vested as to all shares subject to it only if the market price of our common stock increases to $120.00 per share (determined on a sixty-trading-day average) and our revenue increases to $8.0 billion over four consecutive fiscal quarters, in each case during the applicable performance period. This award was designed to be entirely an incentive for future performance that could take many years, if at all, to be achieved. Further, each of the stock price targets (starting at $45.00 and rising to $120.00) and revenue targets (starting at $4.0 billion and rising to $8.0 billion) was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Liang will not realize any value from such options. As of the date of this filing, none of the stock price goals has been achieved. Furthermore, the exercise price of $45.00 per share is 32% higher than the closing price of our common stock on the date the 2021 CEO Performance Award was granted. We have achieved the first revenue goal of $4.0 billion. Even if the first stock price goal of $45.00 is also met, so that the first tranche of the 2021 CEO Performance Award vests, Mr. Liang will realize no gain on the shares covered by the first tranche unless he exercises the option for the first tranche of shares and thereafter our common stock trades at a price higher than $45.00 per share. See “Executive Compensation—Compensation Discussion and Analysis (“CD&A”)— Compensation Philosophy and Objectives—Our Move Toward Performance-Based Compensation Arrangements” and “Executive Compensation—Compensation Discussion and Analysis (“CD&A”)—2021 CEO Performance Award Granted in March 2021” above and Part II, Item 8, Note 14 “Stock-based Compensation and Stockholders’ Equity”, to our consolidated financial statements for fiscal year 2021 included in the Annual Report.

Grants made in fiscal year 2021 are described more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement. More information concerning the terms of the employment or consulting arrangements, if applicable, in effect with our named executive officers during fiscal year 2021 is provided under the "Employment Arrangements, Severance and Change of Control Benefits" under the “Compensation Discussion and Analysis”.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information concerning the outstanding equity-based awards as of June 30, 2021, held by our named executive officers.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END TABLE

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles Liang	231,260					20.70	1/21/2023
	166,750					35.07	1/19/2025
	130,000					26.95	8/2/2027
	—	—		1,000,000	(2)	45.00	3/2/2031
David Weigand	11,310	4,762	(3)			22.10	7/31/2028
	3,690	238	(3)			22.10	7/31/2028
	—	4,475	(4)			30.33	8/4/2030
	2,000	1,525	(4)			30.33	8/4/2030
								2,500	(5)	87,950
								2,700	(6)	94,986
Don Clegg	6,800	—				12.50	8/6/2022
	6,000	—				26.75	8/4/2024
	4,000	—				20.54	8/3/2026
	9,917	4,762	(7)			22.10	7/31/2028
	5,083	238	(7)			22.10	7/31/2028
	—	4,288	(4)			30.33	8/4/2030
	1,875	1,337	(4)			30.33	8/4/2030
								1,500	(5)	52,770
								2,535	(6)	89,181
George Kao	14,840	—				26.95	8/2/2027
	5,160	—				26.95	8/2/2027
	744	2,228	(8)			13.00	10/30/2028
	2,968	—				13.00	10/30/2028
	974	586	(9)			20.37	3/27/2030
	—	5,410	(10)			23.74	10/27/2030
								1,268	(11)	44,608
								2,430	(12)	85,487
Alex Hsu	3,500	—				17.96	1/20/2024
	2,500	—				27.28	1/27/2026
	2,082	298	(13)			22.80	1/24/2028
	9,005	3,956	(7)			22.10	7/31/2028
	2,995	44	(7)			22.10	7/31/2028
	38,000	—				20.37	3/27/2030
								134	(14)	4,714
								680	(15)	23,922
								17,939	(16)	631,094
Kevin Bauer	400	1,200	(17)			28.45	1/25/2027
	2,100	6,300	(17)			28.45	1/25/2027
	—	10,000	(18)			38.5	4/27/2031

__________________________

(1)    Represents the closing stock price per share of our common stock as of June 30, 2021 ($35.18) multiplied by the number of shares underlying RSUs that had not vested as of June 30, 2021 (or, for Mr. Hsu, PRSUs that had been earned based on performance through June 30, 2021 but that had not vested as of June 30, 2021).
(2)    These stock options are performance-based and shall vest and become exercisable depending upon the degree of satisfaction of both the Stock Price Goals and Revenue Goals discussed above in CD&A. The Stock Price Goals must be achieved on or prior to September 30, 2026 and the Revenue Goals must be achieved on or prior to June 30, 2026. The options may vest in tranches of 200,000 shares each only when coordinating Stock Price Goals and Revenue Goals, respectively, of $45.00 sixty-trading-day-average stock price and $4.0 billion in four-consecutive-fiscal-quarter revenue, $60.00 sixty-trading-day-average stock price and $4.8 billion four-consecutive-fiscal-quarter revenue, $75.00 sixty-trading-day-average stock price and $5.8 billion four-consecutive-fiscal-quarter revenue, $95.00 sixty-trading-day-average stock price and $6.8 billion four-consecutive-fiscal-quarter revenue, and $120.00 sixty-trading-day-average stock price and $8.0 billion four-consecutive-fiscal-quarter revenue, are achieved. The smallest amount of these stock options (threshold) that can be earned based on performance is vested stock options for 200,000 shares for achieving a Stock Price Goal of $45.00 sixty-trading-day-average stock price and a Revenue Goal of $4.0 billion in four-consecutive-fiscal-quarter revenue. However, even if those goals are achieved, if the Company’s stock price remained at $45.00 per share, based on the $45.00 exercise price for these stock options, there would be no appreciation value in those stock options for Mr. Liang. For more information about the operation of this award, see “2021 CEO Performance Award Granted in March 2021” above.
(3)    These incentive and nonqualified stock options vested at the rate of 25% on April 30, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on April 30, 2022.
(4) These incentive and nonqualified stock options vested at the rate of 25% on May 1, 2021 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on May 1, 2024.
(5)    These RSUs vested at the rate of 25% on May 16, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 16, 2022.
(6)    These RSUs vested at the rate of 25% on May 10, 2021 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 10, 2024.
(7) These incentive and nonqualified stock options vested at the rate of 25% on May 1, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on May 1, 2022.
(8) These incentive and nonqualified stock options vested at the rate of 25% on October 30, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on October 30, 2022.
(9)    These nonqualified stock options vested at the rate of 56% on March 27, 2021 and vested (or generally will vest) at a rate of 6% per quarter thereafter, such that the granted options will be fully vested on December 27, 2022.
(10)    These incentive stock options shall vest at the rate of 25% on October 27, 2021 and generally will vest at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on October 27, 2024.
(11)    These RSUs vested at the rate of 63% on May 10, 2021 and vested (or generally will vest) at a rate of 6% per quarter thereafter, such that the RSUs will be fully vested on November 10, 2022.
(12) These RSUs shall vest at the rate of 25% on November 10, 2021 and generally will vest at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on November 10, 2024.
(13) These incentive stock options vested at the rate of 25% on October 22, 2018 and vested at a rate of 1/16th per quarter thereafter, such that the granted options were fully vested on October 22, 2021.
(14) These RSUs vested at the rate of 25% on November 16, 2018 and vested at a rate of 1/16th per quarter thereafter, such that the RSUs were fully vested on November 16, 2021.
(15)    These RSUs vested at the rate of 25% on May 10, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 10, 2022.
(16)    This amount reflects the service-based portion of the March 2020 PRSU grant to Mr. Hsu (15,000 units). In addition to the 15,000 units, based upon the Company’s revenue for fiscal year 2021 ($3,557 million), which increased from revenue for fiscal year 2020, 2,939 additional units were earned, such that a total of 17,939 units vested in November 2021.
(17)    These nonqualified stock options vested at the rate of 20% on January 11, 2018 and vested at a rate of 1/20th per quarter thereafter, such that the granted options were fully vested on January 11, 2022.
(18) These nonqualified stock options vested at the rate of 100% on February 25, 2022.

Fiscal Year 2021 Option Exercises and Stock Vested

The following table sets forth the dollar amounts realized by each of our named executive officers pursuant to the exercise or vesting of equity-based awards during fiscal year 2021.

FISCAL YEAR 2021 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles Liang	132,000	$2,601,009	12,000	348,360
David Weigand	—	—	3,400	109,016
Don Clegg	—	—	2,345	76,136
George Kao	—	—	2,862	95,125
Alex Hsu	—	—	15,948	557,412
Kevin Bauer	70,000	640,821	2,813	82,064
__________________________
(1)     The value disclosed in this column is based on the difference between the price of our common stock at the time of exercise and the exercise price.
(2)     The values disclosed in this column are based on the closing price of our common stock on the date of vesting, multiplied by the gross number of shares vested.

Fiscal Year 2021 Pension Benefits and Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation arrangements or pension plans. As such, the Pension Benefits disclosure and Nonqualified Deferred Compensation disclosure for fiscal year 2021 are omitted from this Proxy Statement.

Fiscal Year 2021 Potential Payments Upon Termination or Change of Control

Other than as set forth below or described elsewhere in this “Executive Compensation” disclosure, we do not currently, and did not during fiscal year 2021 have, any arrangements with any of our named executive officers that provide for any additional or enhanced severance or other compensation or benefits in the event of termination or change of control of our Company.

Other than with respect to the 2021 CEO Performance Award, the Company’s stock option agreements generally provide for three months of exercise of vested options after termination of service, one year of exercise after disability, and one year of exercise after death. The 2021 CEO Performance Award has certain provisions related to the treatment of such award in the event of a change of control of our Company. See “2021 CEO Performance Award Granted in March 2021.” None of the tranches under the 2021 CEO Performance Award would have been earned thereunder for a change in control occurring on June 30, 2021 (based on the closing stock price of $35.18 on such date, plus a reasonable assumption that any aggregate consideration per share in a hypothetical change of control occurring on such date would have been less than $45), and therefore there is no change in control value attributed to the award for a hypothetical change of control situation.

Prior to ceasing employment with the Company as Chief Financial Officer, in February 2021 Mr. Bauer entered into a consulting arrangement with the Company, and the Company provided certain provisions with respect to his equity awards following the termination of his employment relationship with the Company. See “- Former CFO Consulting Arrangement.”

Fiscal Year 2021 Chief Executive Officer Pay Ratio

For fiscal year 2021, the ratio of the annual total compensation of Mr. Liang, our Chief Executive Officer (“2021 CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Mr. Liang (“2021 Median Annual Compensation”), was 241 to 1. For purposes of this pay ratio disclosure, 2021 CEO Compensation was determined to be $18,108,737, which represents the total compensation reported for Mr. Liang under the “Fiscal Year 2021 Summary Compensation Table,” plus the Company’s contribution to certain non-discriminatory group health and welfare benefits provided to Mr. Liang. 2021 Median Annual Compensation for the identified median employee was determined to be $75,171, also including the Company’s contribution to the same non-discriminatory group health and welfare benefits provided to the median employee.

Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate.

To identify the median employee, we examined our total employee population as of June 30, 2021 (the “Determination Date”). We included all 2,367 U.S. full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries. We also included all 1,665 full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries in The Netherlands and Taiwan. We excluded independent contractors and “leased” workers. We also excluded all our employees in European countries, which together represented approximately 1% of our total employees worldwide (4,155 individuals), which countries consisted of France (8 individuals), Germany (13 individuals), Italy (5 individuals), Spain (1 individual) and United Kingdom (15 individuals). We also excluded all our employees in China (46 individuals), Japan (30 individuals), and South Korea (5 individuals), which together represented an additional approximately 2% of our total employees worldwide. Our analysis identified 4,032 individuals who were not excluded.

To determine the median of the annual total compensation of all of such employees, other than Mr. Liang, we generally reviewed compensation for the period beginning on July 1, 2020 and ending on the Determination Date. We totaled, for each included employee other than Mr. Liang, base earnings (salary, hourly wages and overtime, as applicable) and cash bonuses paid during the measurement period, plus the Company’s contribution to group health and welfare benefits. We did not use any statistical sampling or cost-of-living adjustments for those purposes. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year (due to mid-measurement period start dates, disability status or similar factors, etc.). In determining the median employee, we generally annualized the total compensation for such individuals other than temporary or seasonal employees (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

Compensation Program Risk Assessment

We have assessed our compensation programs for fiscal year 2021 and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. We concluded that our compensation policies and practices do not encourage excessive or inappropriate risk-taking. We believe our programs are appropriately designed to encourage our employees to make decisions that result in positive short-term and long-term results for our business and our stockholders.

Subsequent Event – Other Named Executive Officer Performance Program for Fiscal Year 2022

On March 26, 2022, after consultations with Mr. Liang, and consideration of input received from the Compensation Committee’s compensation consultant, which included the results of an executive compensation study, the Compensation Committee adopted an executive compensation framework (the “Framework”) and specific executive compensation program based upon such Framework for two of the Company’s NEOs, Mr. Weigand (the “CFO Compensation Program”), and Mr. Clegg, (the “SVP Sales Compensation Program,” and, together with the “CFO Compensation Program”, the “Compensation Programs”). The Compensation Committee currently expects the Framework to be utilized for fiscal year 2022 and future fiscal years.

The Compensation Committee believes the Framework and Compensation Programs further the Company’s executive compensation philosophy to link compensation to corporate, divisional and individual performance. The principal compensation elements of the Framework and Compensation Programs are:

–Base salaries in the form of cash and representing fixed compensation to reward individual performance and contributions (“Base Salaries”). Base Salaries for fiscal year 2022 are $418,000 and $376,640 for Mr. Weigand and Mr. Clegg, respectively, effective July 1, 2021;

–A fixed bonus component payable in semi-monthly installments in the form of cash, which amount may be adjusted annually and is based upon a percentage of Base Salary (the “Fixed Bonus”). The Fixed Bonuses for fiscal year 2022 are 25% for Mr. Clegg, 30% for Mr. Weigand, and are payable effective October 1, 2021; and

–A performance-based annual incentive award (“Performance Incentive Award”) which (if earned) is payable 20% in the form of cash (the “Performance Cash”) and 80% in the form of service-based RSUs which will generally vest, subject to the terms of the applicable award agreement, in equal installments over a period of four years (the “Performance Shares”):

◦The amount of the Performance Incentive Award is determined as a multiple (the “Multiple”) of a base incentive target that is set for each individual NEO as a percentage of his Base Salary (the “Base Incentive Target”). The Base Incentive Target for fiscal year 2022 was set at 10% of Base Salary for each of Messrs. Weigand and Clegg; and

◦The Multiple is based upon achievement against the aggregate performance metrics set for each individual NEO (the “KPIs”). For Mr. Weigand, the KPIs for fiscal year 2022 are based upon (i) percentage appreciation in stock price from the prior fiscal year, (ii) percentage increase in number of long-term investors in the Company from the prior fiscal year, and (iii) an individual performance evaluation rating given by the chief executive officer for the fiscal year. For Mr. Clegg, the KPIs for fiscal year 2022 are based upon (i) percentage appreciation in stock price from the prior fiscal year, (ii) percentage increase in worldwide revenue from the prior fiscal year, (iii) percentage increase in worldwide net profit from the prior fiscal year and (iv) an individual performance evaluation rating given by the chief executive officer for the fiscal year. For each of Mr. Weigand and Mr. Clegg, a decrease in stock price, long-term investors, worldwide revenue, and/or worldwide net profit from the prior fiscal year (as may be applicable) results in a score of zero to be assigned to such NEO’s applicable KPI for purposes of determining the Multiple. The scores from each individual KPI achievement are totaled to determine the Multiple.

The Framework may also be utilized to develop compensation plans for other executive officers (other than the chief executive officer) during the course of fiscal year 2022 and future fiscal years.

DIRECTOR COMPENSATION
2021 Director Compensation

Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at Board and committee meetings. Charles Liang and Sara Liu, who are employees and also serve as directors, do not receive any additional compensation from us specifically for their service as directors.

For their service during fiscal year 2021, our non-employee directors received an annual retainer of $60,000, payable quarterly in cash. In addition, the Chairperson of our Audit Committee received an additional annual retainer of $30,000 and the Chairperson of each of our Compensation Committee and our Governance Committee received an additional annual retainer of $20,000 and $15,000, respectively, in each case payable quarterly in cash. Each director serving in a non-chairperson capacity on our Audit Committee received an additional annual retainer of $15,000, each director serving in a non-chairperson capacity on our Compensation Committee received an additional annual retainer of $10,000 and each director serving in a non-chairperson capacity on our Governance Committee received an additional annual retainer of $7,500, in each case payable quarterly in cash. Finally, non-employee directors were entitled to $2,000 per meeting for each meeting attended in excess of (1) the regular meetings of the Board and (2) up to 10 additional meetings beyond such regular meetings, provided that notice of the meeting was properly given, a quorum was present and the meeting was recorded (“Excess Meetings”). During fiscal year 2021, Mr. Fairfax attended 14 Excess Meetings, Mr. Tsai attended 14 Excess Meetings, Mr. McAndrews attended 11 Excess Meetings, Ms. Tseng attended three Excess Meetings, and Mr. Liu attended 15 Excess Meetings. Mr. Tuan and Mr. Chan did not attend any Excess Meetings during fiscal year 2021.

As disclosed in our prior Annual Report on Form 10-K for the fiscal year ended June 30, 2020, in March 2020, the Board provided special performance-based cash incentive award opportunities to two non-employee directors, Mr. Sherman Tuan and Mr. Fred Tsai. These awards provided a cash incentive opportunity of up to $194,150 and $103,095, respectively, subject to the following conditions: (1) 50% of the opportunity will be earned if the average closing price for the Company’s common stock equals or exceeds $31.61 (representing a 15% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding March 4, 2020) for any period of 20 consecutive trading days prior to September 30, 2021 (the “First Price Target”); and (2) an additional 50% of the opportunity will be earned if the average closing price for the Company’s common stock equals or exceeds $32.99 (representing a 20% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding March 4, 2020) for any period of 20 consecutive trading days prior to June 30, 2022 (the “Second Price Target”). The relevant stock price goals were not met during fiscal year 2020, and no portion of these amounts were paid to Mr. Tuan or Mr. Tsai during fiscal year 2020, However, during fiscal year 2021, the First Price Target was achieved based upon stock price performance from December 22, 2020 through January 21, 2021, and the Second Price Target was achieved based upon stock price performance from February 8, 2021 through March 8, 2021. As a result, payment of the full amount of the cash incentive opportunities were made to each of Mr. Tuan and Mr. Tsai during fiscal year 2021.

Our director compensation policy also provides for annual RSU grants to the non-employee directors with a value equal to $220,000, with the ultimate number of RSUs granted based on our closing stock price on the date of grant. For fiscal year 2021, we made such grants for non-employee director service under our 2020 Equity and Incentive Compensation Plan on August 21, 2020 to such persons serving on such date, which grants had a vesting date of June 30, 2021. Two non-employee directors, Mr. Michael McAndrews and Mr. Fred Tsai, who served during fiscal year 2021 and received such grants, were not nominated for re-election at our annual general meeting of stockholders held on May 28, 2021 and ceased being directors on such date. Prior to the end of their service, the Compensation Committee exercised discretion to accelerate the vesting date of the awards granted to Mr. McAndrews and Mr. Tsai to May 28, 2021. Awards granted to the other non-employee directors vested on June 30, 2021.

Mr. Shiu Leung (Fred) Chan was appointed as a non-employee director on October 28, 2020. In connection with his appointment, Mr. Chan received during fiscal year 2021 a pro-rated portion of the annual non-employee director retainer and, on November 5, 2020, an RSU grant with a value equal to a pro-rated portion of $220,000 with a vesting date of June 30, 2021.

The following table shows for fiscal year 2021 certain information with respect to the compensation of all of our non-employee directors who served in such capacities during fiscal year 2021:

FISCAL YEAR 2021 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Total ($)
Daniel Fairfax	$103,000	$219,990	$—	$322,990
Hwei-Ming (Fred) Tsai(1)	118,934	287,960	103,095	509,989
Michael McAndrews(1)	90,201	287,960	—	378,161
Saria Tseng	83,500	219,990	—	303,490
Sherman Tuan	87,500	219,990	194,150	501,640
Shiu Leung (Fred) Chan(2)	40,435	148,270	—	188,705
Tally Liu	120,000	219,990	—	339,990
__________________________
(1)     Each of Mr. Hwei-Ming (Fred) Tsai and Mr. Michael McAndrews served as a director until May 28, 2021.
(2)     Mr. Shiu Leung (Fred) Chan was appointed to the Board in October 2020.
(3)    This column consists of annual director fees, non-employee committee chairman fees, and other committee member fees, in each case earned for fiscal year 2021.
(4)    The dollar amounts in this column represent the aggregate grant date fair values of the RSU awards granted during fiscal year 2021 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of the grant date fair value amounts are included in Part II, Item 8, "Financial Statements and Supplementary Data", and Item II, Part 8, Note 14, “Stock-based Compensation and Stockholders’ Equity” to our consolidated financial statements for fiscal year 2021 included in the Annual Report. Each grant of 8,289 RSUs to each of the directors other than Mr. Chan had a grant date fair value of $26.54 per share, and Mr. Chan’s grant of 5,168 RSUs had a grant date fair value of $28.69 per share.
(5)    The value disclosed in this row under the “Stock Awards” column also reflects, for each of Messrs. Tsai and McAndrews, the modification fair value ($67,970) for the acceleration of the vesting date of his fiscal year 2021 RSU grant from June 30, 2021 to May 28, 2021. This acceleration was approved because each of these non-employee directors was not nominated for re-election at our annual general meeting of stockholders held on May 28, 2021 and ceased being directors on such date, as further described above.
(6)    This column consists of, for Mr. Tsai and Mr. Tuan, amounts earned during fiscal year 2021 from special performance-based cash incentive award opportunities granted in March 2020 following the achievement of the performance conditions. Please see the discussion above for more information about these awards.

The table below sets forth the aggregate number of shares underlying stock and option awards held by our non-employee directors as of June 30, 2021.

Name	Stock Awards	Option Awards
Daniel Fairfax	8,289	—
Saria Tseng	8,289	—
Sherman Tuan	8,289	—
Shiu Leung (Fred) Chan	5,168	—
Tally Liu	8,289	—

Ms. Judy Lin did not serve as a director during fiscal year 2021, and was appointed to the Board in April 2022. Ms. Lin is eligible to receive a pro rated portion of director fees and grants of equity awards under our director compensation program for fiscal year 2022 from the commencement of her service.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 2006 Equity Incentive Plan, the 2016 Equity Incentive Plan and the 2020 Equity and Incentive Compensation Plan. All three of these plans have been approved by our stockholders. We no longer grant any equity-based awards under the 2006 Equity Incentive Plan or the 2016 Equity Incentive Plan. The following table sets forth information regarding outstanding options, RSUs, and PRSUs and shares reserved and remaining available for future issuance under the foregoing plans as of June 30, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)(4)
Equity compensation plans approved by security holders	7,045,510	$26.17	2,730,277
Equity compensation plans not approved by security holders	—		—
Total	7,045,510		2,730,277
__________________________
(1)     This number includes 5,175,554 shares subject to outstanding options, 1,854,956 shares subject to outstanding RSU awards, and 15,000 shares subject to outstanding PRSU awards.
(2)     The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and PRSUs, which have no exercise price.
(3)     The weighted-average remaining contractual term of our outstanding options as of June 30, 2021 was 5.36 years.
(4)    All of these shares may be issued with respect to awards other than just stock options, RSUs, PSUs or other right to acquire shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Procedures for Approval of Related Person Transactions

Pursuant to our Audit Committee charter, the Audit Committee has the responsibility for the review and approval of any related person transactions; provided that if the matter or transaction involves employment or compensation terms for services to our company, including retention or payment provisions relating to expert services, then it is presented to the Compensation Committee. In approving or rejecting a proposed transaction, or a relationship that encompasses many similar transactions, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances are not inconsistent with our best interests, as the Audit Committee determines in the good faith exercise of its discretion. In addition, we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Parties, Promoters and Certain Control Persons

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors.

Equity-Based Awards

Please see the “Grants of Plan-Based Awards” table and the “Director Compensation” table above for information on stock option and restricted stock unit grants to our directors and named executive officers in fiscal year 2021.

Employment Relationships

As of June 30, 2021, Hung-Fan (Albert) Liu, who is a brother of Sara Liu, our Co-Founder and Senior Vice President and a director, is employed in our operations organization in San Jose, California. Mr. Liu received total compensation of approximately $426,054 in fiscal year 2021. The total compensation includes salary, bonus and equity awards. Mr. Albert Liu reports to Mr. Kao, our Senior Vice President of Operations. Mr. Liu also received options and RSU awards in fiscal year 2021 totaling $148,776.

As of June 30, 2021, Shao Fen (Carly) Kao, who is a sister-in-law of Sara Liu, our Co-Founder and Senior Vice President and a director, is employed in our finance and accounting organization in San Jose, California. Ms. Kao received total compensation of approximately $140,315 in fiscal year 2021. The total compensation includes salary, bonus and equity awards. Ms. Kao reports through the finance and accounting organization, which reports to Mr. Weigand, our Chief Financial Officer.

As of June 30, 2021, Sara Liu, who is Charles Liang's spouse and is related to Mr. Liu and Ms. Kao as outlined above, is a Co-Founder, Senior Vice President, and director of the Company, and received total compensation of approximately $415,110 in fiscal year 2021.

Transactions with Ablecom and Compuware

We have entered into a series of agreements with Ablecom Technology Inc. ("Ablecom"), a Taiwan corporation, and one of its affiliates, Compuware Technology, Inc ("Compuware"). Ablecom’s ownership of Compuware is below 50% but Compuware remains a related party as Ablecom still has significant influence over the operations. Ablecom’s Chief Executive Officer, Steve Liang, is the brother of Charles Liang, our President, Chief Executive Officer and Chairman of the Board. Steve Liang and his family members owned approximately 28.8% of Ablecom’s stock and Charles Liang and his spouse, Sara Liu, who is also an officer and director of our company, collectively owned approximately 10.5% of Ablecom’s capital stock as of June 30, 2021. Bill Liang, a brother of both Charles Liang and Steve Liang, is a member of the Board of Directors of Ablecom. Bill Liang is also the Chief Executive Officer of Compuware, a member of Compuware’s Board of Directors and a holder of a significant equity interest in Compuware. Steve Liang is also a member of Compuware’s Board of Directors and is an equity holder of Compuware. Neither Charles Liang nor Sara Liu own any capital stock of Compuware and the Company does not own any of Ablecom or Compuware's capital stock.

We have entered into a series of agreements with Ablecom, including multiple product development, production and service agreements, product manufacturing agreements, manufacturing services agreements and lease agreements for warehouse space.

Under these agreements, we outsource a portion of our design activities and a significant part of our server chassis manufacturing of components such as server chassis to Ablecom. Ablecom agrees to design products according to our specifications. Additionally, Ablecom agrees to build the tools needed to manufacture the products. We have agreed to pay for the cost of chassis and related product tooling and engineering services and will pay for those items when the work has been completed.

We entered into a distribution agreement with Compuware, under which we appointed Compuware as a non-exclusive distributor of our products in Taiwan, China and Australia. We believe that the pricing and terms under the distribution agreement are similar to the pricing and terms of distribution arrangements we have with similar third-party distributors.

We have also entered into a series of agreements with Compuware, including a multiple product development, production and service agreements, product manufacturing agreements, and lease agreements for office space. Under these agreements, we outsource to Compuware a portion of our design activities and a significant part of our manufacturing of components, particularly power supplies. With respect to design activities, Compuware generally agrees to design certain agreed-upon products according to our specifications, and further agrees to build the tools needed to manufacture the products. We pay Compuware for the design and engineering services, and further agree to pay Compuware for the tooling.

We retain full ownership of any intellectual property resulting from the design of these products and tooling. With respect to the manufacturing aspects of the relationship, Compuware purchases most of materials needed to manufacture the power supplies from outside markets and uses these materials to manufacture the products and then sell to us. We review and frequently negotiate with Compuware the prices of the power supplies that we purchase from Compuware. Compuware also manufactures motherboards, backplanes and other components used on our printed circuit boards. We sell to Compuware most of the components needed to manufacture the above products. Compuware uses these components to manufacture and then sells back the products to us at a purchase price equal to the price at which we sold the components to Compuware, plus a “manufacturing value added” fee and other miscellaneous material charges and costs. We frequently review and negotiate with Compuware the amount of the “manufacturing value added” fee that will be included in the price of the products we purchase from Compuware.

Ablecom’s sales to us comprise a substantial majority of Ablecom’s net sales. For fiscal years ended June 30, 2021, 2020 and 2019, we purchased products from Ablecom totaling $122.2 million, $152.5 million and $137.9 million, respectively. Amounts owed to Ablecom by us as of June 30, 2021 and 2020, were $41.2 million and $40.1 million, respectively. For the fiscal years ended June 30, 2021, 2020 and 2019, we paid Ablecom $8.6 million, $7.6 million and $7.4 million, respectively, for design services, tooling assets and miscellaneous costs.

Compuware’s sales of our products to others comprise a majority of Compuware’s net sales. For fiscal years ended June 30, 2021, 2020 and 2019, we sold products to Compuware totaling $27.9 million, $23.9 million and $17.7 million, respectively. Amounts owed to us by Compuware as of June 30, 2021 and 2020, were $18.4 million and $14.3 million, respectively. The price at which Compuware purchases the products from us is at a discount from our standard price for purchasers who purchase specified volumes from us. In exchange for this discount, Compuware assumes the responsibility to install our products at the site of the end customer and administers first-level customer support. For the fiscal years ended June 30, 2021, 2020 and 2019, we purchased products from Compuware totaling $113.4 million, $130.6 million and $138.9 million, respectively. Amounts we owed to Compuware as of June 30, 2021 and 2020, were $46.4 million and $46.5 million, respectively. For the fiscal years ended June 30, 2021, 2020 and 2019, we paid Compuware $1.8 million, $1.2 million and $0.7 million, respectively, for design services, tooling assets and miscellaneous costs.

Our exposure to financial loss as a result of our involvement with Ablecom is limited to potential losses on our purchase orders in the event of an unforeseen decline in the market price and/or demand for our products such that we incur a loss on the sale or cannot sell the products. Our outstanding purchase orders to Ablecom were $40.2 million and $23.2 million at June 30,

2021 and 2020, respectively, representing the maximum exposure to financial loss. We do not directly or indirectly guarantee any obligations of Ablecom, or any losses that the equity holders of Ablecom may suffer.

Our exposure to financial loss as a result of our involvement with Compuware is limited to potential losses on our purchase orders in the event of an unforeseen decline in the market price and/or demand for our products such that we incur a loss on the sale or cannot sell the products. Our outstanding purchase orders to Compuware were $71.0 million and $45.7 million at June 30, 2021 and 2020, respectively, representing the maximum exposure to financial loss. We do not directly or indirectly guarantee any obligations of Compuware, or any losses that the equity holders of Compuware may suffer.

Loans

In October 2018, our Chief Executive Officer, Charles Liang, personally borrowed approximately $12.9 million from Chien-Tsun Chang, the spouse of Steve Liang. The loan is unsecured, has no maturity date and bore interest at 0.8% per month for the first six months, increased to 0.85% per month through February 28, 2020, and reduced to 0.25% effective March 1, 2020. The loan was originally made at Mr. Liang's request to provide funds to repay margin loans to two financial institutions, which loans had been secured by shares of our common stock that he held. The lenders called the loans in October 2018, following the suspension of our common stock from trading on NASDAQ in August 2018 and the decline in the market price of our common stock in October 2018. As of June 30, 2021, the amount due on the unsecured loan (including principal and accrued interest) was approximately $15.3 million.

Transactions with Monolithic Power Systems

MPS is a supplier that provides high-performance analog and mixed signal semiconductors for use in our products. Saria Tseng, who serves as a member on the Board, also serves as Vice President of Strategic Corporate Development, General Counsel and Secretary of MPS. We purchased $3.9 million, $5.2 million and $3.7 million of semiconductor products from MPS for use in our manufacturing process during the years ended June 30, 2021, 2020 and 2019, respectively. The amounts due to MPS as of June 30, 2021 and 2020 were not material.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, require that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Because this “say-on-pay” vote is advisory, it is not binding on the Company, the Compensation Committee or Board in any way. However, our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are appropriate to address those concerns.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our named executive officers’ interests with those of our stockholders. For fiscal year 2021, the principal components for our named executive officers’ compensation were base salary, short-term bonuses (some of which were discretionary and some of which were guaranteed), and equity-based incentive compensation consisting of grants of stock options and/or RSUs. In addition, in the third quarter of fiscal year 2021, the Compensation Committee granted to our CEO, Mr. Liang, a long-term performance-based option award to purchase up to 1,000,000 shares of the Company’s common stock which may vest in five equal tranches. In connection with such award, Mr. Liang will receive a de minimis salary of $1 per annum (or such other non-waivable minimum wage requirement, if deemed advisable) and no cash bonuses through June 30, 2026. Please read the “Compensation Discussion and Analysis” above and the related compensation tables, footnotes and narratives for additional details about our named executive officer compensation programs, including information about the fiscal year 2021 compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the stockholders of Super Micro Computer, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

This say-on-pay vote is currently scheduled to be conducted every year. The next say-on-pay vote is expected to take place at our annual meeting of stockholders following the completion of fiscal year 2022.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022. Deloitte & Touche LLP has acted in such capacity since its appointment in fiscal year 2003.

While we are not required to do so, we are submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2022, for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, have the opportunity to make a statement if they desire to do so, and are expected to be available to answer stockholder questions.

Independent Registered Public Accounting Firm Fees and Services
The following table sets forth the aggregate audit fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), and fees paid to Deloitte for services in the fee categories indicated below for fiscal years 2021 and 2020. The Audit Committee has considered the scope and fee arrangements for all services provided by Deloitte, taking into account whether the provision of non-audit services is compatible with maintaining Deloitte’s independence, and has pre-approved the services described below.

	Years Ended
Amounts in '000s	June 30, 2021	June 30, 2020
Audit Fees(1)	$4,405	$8,633
Audit-Related Fees	—	—
Tax Fees	225	383
All Other Fees	2	2
Total	$4,632	$9,018
__________________________
(1)     Audit fees consist of the aggregate fees for professional services rendered for the audit of our consolidated financial statements, review of interim condensed consolidated financial statements and certain statutory audits.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2022. PROXIES WILL BE VOTED FOR THE RATIFICATION OF THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

PROPOSAL 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
SUPER MICRO COMPUTER, INC. 2020 EQUITY AND INCENTIVE COMPENSATION PLAN

In this proposal, we refer to the original Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan as the “2020 Plan,” and we refer to the proposed amendment and restatement of the 2020 Plan as the “Amended 2020 Plan.” In addition, the Super Micro Computer, Inc. 2016 Equity Incentive Plan, as amended or amended and restated, and the Super Micro Computer, Inc. 2006 Equity Incentive Plan, as amended or amended and restated, are referred to as the “2016 Equity Incentive Plan” and “2006 Equity Incentive Plan,” respectively, and, together, as the “Predecessor Plans.”

Request of Stockholders

On March 26, 2022, upon recommendation by the Compensation Committee, the Board of Directors approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, an amendment and restatement of the original Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (referred to as the 2020 Plan) in the form of the Amended 2020 Plan attached to this proxy statement.

Stockholders previously approved the 2020 Plan, which affords the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and authorizes a variety of award types designed to advance the interests and long-term success of the Company by encouraging stock ownership among non-employee directors of the Company and employees (including officers) and certain consultants or other service providers of the Company and its subsidiaries. You are being asked to approve the Amended 2020 Plan.

Stockholder approval of the Amended 2020 Plan would make available for awards under the Amended 2020 Plan an additional 2,000,000 shares of Common Stock, par value of $0.001 per share, of the Company (“Common Stock”), as described below and in the Amended 2020 Plan, with such amount subject to adjustment, including under the Amended 2020 Plan’s share counting rules.

Our Board and our management team believe that stockholder approval of the Amended 2020 Plan is critical to our future success. Without the additional shares of Common Stock available for award under the Amended 2020 Plan, we believe the current shares available for award under the 2020 Plan will be fully utilized by the end of the third quarter of fiscal year 2023, which is approximately 2.7 years following stockholder approval of the 2020 Plan on June 5, 2020. When stockholders previously approved the 2020 Plan, we had anticipated that the shares requested in connection therewith would last for about two to three years.

We operate in an intensely competitive labor market both in Silicon Valley and in our other locations worldwide. Talented employees expect that equity awards will be a part of their compensation package, and the ability to offer equity awards is essential to our ability to attract these employees. The substantial majority of the employers with whom we compete for talent offer equity awards as part of their compensation packages. Our ability to attract and retain high-caliber employees has been, and is expected to continue to be, a critical contributor to our success. We have historically used equity awards, both options and full value awards, to attract and retain talented employees and to align their interests with the interests of our long-term stockholders.

In alignment with the foregoing, as of February 28, 2022, as more fully discussed below, we have granted awards covering approximately 3,961,385 shares available for award under the 2020 Plan (or 65.5% of such shares available for award, inclusive of shares subsequently added to the 2020 Plan from predecessor plans under the share counting rules) as new grants and/or “catch up” grants (approximately 423,900 awards) to retain talented employees who were unable to receive grants, or received reduced grants, because of limited shares available for award during the period from September 2017—when we ceased being current with our reports with the Securities and Exchange Commission—until June 5, 2020 when stockholders approved the 2020 Plan. In addition, since the approval of the 2020 Plan, as more fully discussed above under “Executive Compensation – Compensation Discussion and Analysis – 2021 CEO Performance Award Granted in March 2021,” we granted under our 2020 Plan a long-term performance-based option award to purchase up to 1,000,000 shares of the Company’s Common Stock which may vest in five equal tranches to our CEO, Mr. Charles Liang. The 2021 CEO Performance Award, assuming maximum performance with respect to the applicable performance goals, covers 16.5% of the shares available for award under the 2020 Plan, inclusive of shares subsequently added to the 2020 Plan from predecessor plans under the share counting rules. In connection with the 2021 CEO Performance Award, Mr. Liang’s base salary was reduced to $1.00 per year (subject to applicable minimum wages law), and Mr. Liang agreed that he would not be eligible for any increase in base salary, or any other cash compensation, until June 30, 2026. As a result, nearly 100% of Mr. Liang’s compensation is performance-based based upon challenging revenue goals and stock price goals. Further, Mr. Liang must remain as the Company’s CEO (or such other position with the Company as Mr. Liang and the Board may agree) at the time each goal under the 2021 CEO Performance Award is met in order for the corresponding tranche to vest, which helps ensure Mr. Liang’s active leadership of the Company over the long term.

The Board recommends that you vote to approve the Amended 2020 Plan. If the Amended 2020 Plan is approved by stockholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended 2020 Plan. If the Amended 2020 Plan is not approved by our stockholders, then it will not become effective, no awards will be granted under the Amended 2020 Plan, and the 2020 Plan will continue in accordance with its terms as previously approved by our stockholders.

The actual text of the Amended 2020 Plan is attached to this proxy statement as Appendix A. The following description of the Amended 2020 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Equity Plan Philosophy

Equity incentive awards are an important part of our compensation policy. The Amended 2020 Plan continues to authorize the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Stock, for the purpose of providing incentives and rewards for service and/or performance to our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers to the Company and its subsidiaries. Some of the key features of the Amended 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended 2020 Plan is critical to achieving this success. We believe that equity-based awards are highly valued by Company employees, and these awards help keep employees focused on their individual contributions to the Company’s long-term performance. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.

In 2020, the Company’s stockholders approved 5,000,000 shares of Common Stock, plus the total number of shares remaining available under the 2016 Equity Incentive Plan as of June 5, 2020, to be used for awards under the 2020 Plan. As disclosed in the Company’s 2021 proxy statement, the Company did not consider any shares to be available under the 2016 Equity Incentive Plan to roll over into the 2020 Plan upon its effectiveness. However, under the 2020 Plan’s share counting rules, an additional 569,178 shares have been subsequently added to the available shares under the 2020 Plan (due to forfeitures or unearned shares under the 2016 Equity Incentive Plan and the 2006 Equity Incentive Plan). As of February 28, 2022, 1,940,830 shares of Common Stock remained available for awards under the 2020 Plan (which amounts included the additional 569,178 shares mentioned in the prior sentence). If the Amended 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation after the utilization of the remaining shares under the 2020 Plan. This approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized in other ways, particularly in light of continued economic uncertainties facing us as a result of the ongoing COVID-19 pandemic.

The Board is very sensitive to the costs associated with equity compensation and the potential for equity compensation awards to dilute stockholders equity. We believe that we have demonstrated a commitment to sound equity compensation practices in recent years and since prior stockholder approval of the 2020 Plan. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and have been increasingly performance based. We believe our historical share usage has been responsible and mindful of stockholder interests, as described above and below.

In evaluating this proposal, stockholders should consider all of the information in this proposal.

Material Changes in the Amended 2020 Plan

The Amended 2020 Plan (1) increases the number of shares of Common Stock available for awards under the 2020 Plan by 2,000,000 shares, (2) correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the 2020 Plan, during its duration (as described below) by 2,000,000 shares of Common Stock, and (3) extends the term of the 2020 Plan until the tenth anniversary of the date of stockholder approval of the Amended 2020 Plan. The Amended 2020 Plan also makes certain other conforming, clarifying or non-substantive changes to the terms of the 2020 Plan to implement the Amended 2020 Plan.

We are not seeking to make any other material changes to the terms of the 2020 Plan in the Amended 2020 Plan.

Amended 2020 Plan Highlights

Reasonable Amended 2020 Plan limits

Generally, awards under the 2020 Plan are limited to 7,000,000 shares of Common Stock (5,000,000 of which were originally approved by stockholders at the prior June 5, 2020 annual meeting of stockholders, and 2,000,000 of which are newly provided for under the Amended 2020 Plan), plus Common Stock subject to any forfeitures (or similar events) that occur under the Predecessor Plans or the 2020 Plan after June 5, 2020. These shares may be shares of original issuance or treasury shares, or a combination of the two. Regarding this share pool, as of February 28, 2022, 569,178 additional shares of Common Stock have become available under the 2020 Plan as a result of forfeitures (or similar events) as described above.

The Amended 2020 Plan also provides that:

•the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of incentive stock options (as defined below) will not exceed 7,000,000 shares of Common Stock; and

•non-employee directors will be subject to a calendar-year limit on compensation for such service equal to an aggregate maximum value of $700,000 per director (measured at the date of grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes).

These limits remain subject to the adjustment provisions and the applicable Common Stock counting provisions of the Amended 2020 Plan, as further described in the Amended 2020 Plan document.

Limited share recycling provisions

Subject to certain exceptions described in the Amended 2020 Plan, if any award granted under the Amended 2020 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, will again be available under the Amended 2020 Plan. Additionally, if after June 5, 2020, any Common Stock subject to an award granted under the Predecessor Plans is forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended 2020 Plan. The following Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2020 Plan: (1) Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the Amended 2020 Plan; and (2) Common Stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options granted under the Amended 2020 Plan. Further, Common Stock covered by share-settled SARs that is exercised and settled in shares, but that is not actually issued to the participant upon exercise, will not be added (or added back, as applicable) to the aggregate number of shares available under the Amended 2020 Plan. In addition, Common Stock withheld by us, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2020 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate number of shares available under the Amended 2020 Plan.

No repricing without stockholder approval

Outside of certain corporate transactions or adjustment events described in the Amended 2020 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the Amended 2020 Plan.

Change in control definition

The Amended 2020 Plan includes a non-liberal definition of “change in control,” which is described below.

Exercise or base price limitation

The Amended 2020 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended 2020 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Common Stock on the date of grant.

No minimum vesting periods

The Amended 2020 Plan does not provide for any minimum vesting periods.

Dilution and Historical Share Usage

The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plans and 2020 Plan, and the potential dilution associated with the Amended 2020 Plan, on an actual share (as opposed to fungible share) basis. This information is as of February 28, 2022. As of that date, there were approximately 51,858,505 shares of Common Stock outstanding.

Shares of Common Stock subject to outstanding awards and available for future awards under the Predecessor Plans and 2020 Plan:

•Total number of shares of Common Stock under the Predecessor Plans and 2020 Plan subject to outstanding full-value awards (including restricted stock units and performance-based restricted stock units based on maximum performance): 1,934,494 shares (approximately 3.7% of our outstanding Common Stock).
•Total number of shares of Common Stock under the Predecessor Plans and 2020 Plan subject to outstanding stock options: 4,435,785 shares (approximately 8.6% of our outstanding Common Stock) (outstanding stock options have a weighted average exercise price of $28.62 and a weighted average remaining term of 5.57 years).
•Total number of shares of Common Stock remaining in the share pool under the 2020 Plan: 1,940,830 (3.7% of our outstanding Common Stock).
•In summary, the total number of shares of Common Stock subject to outstanding awards (6,370,279 shares), plus the total number of shares of Common Stock remaining in the share pool under the 2020 Plan as described above (1,940,830 shares), represents a current overhang percentage of approximately 16.0% (in other words, the potential dilution of our stockholders represented by the Predecessor Plans and 2020 Plan).

Proposed shares of Common Stock available for awards under the Amended 2020 Plan:

•2,000,000 new shares (approximately 3.9% of our outstanding Common Stock, which percentage reflects the simple dilution of our stockholders that would occur if the Amended 2020 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2020 Plan.
•The total number of shares of Common Stock subject to outstanding awards as of February 28, 2022 (6,370,279 shares), plus the total number of shares of Common Stock available for future awards under the 2020 Plan (1,940,830 shares), plus the proposed additional shares of Common Stock available for future awards under the Amended 2020 Plan (2,000,000 shares), represent a total overhang of 10,311,109 shares (19.9%) under the Amended 2020 Plan.

Based on the closing price on the Nasdaq Stock Market for our Common Stock on February 28, 2022 of $39.29 per share, the aggregate market value as of February 28, 2022 of the new 2,000,000 shares of Common Stock requested under the Amended 2020 Plan was $78,580,000.

In fiscal years 2019, 2020, and 2021, we granted awards (including incentive stock options, non-statutory stock options, restricted stock units and performance-based restricted stock units) under the 2016 Equity Incentive Plan and 2020 Plan, as applicable, covering an actual amount of 1,521,231 shares, 1,246,910 shares, and 2,851,528 shares, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three fiscal years of 49,917,471, 50,986,647, and 51,157,273, respectively, for the three-fiscal-year period 2019-2021, our average burn rate, not taking into account forfeitures, on this basis was 3.70%. Our individual years’ burn rates on this basis were 3.05% for fiscal 2019, 2.45% for fiscal 2020 and 5.57% for fiscal 2021.

Excluding the 2021 CEO Performance Award, for the three-fiscal-year period 2019-2021, our average burn rate, not taking into account forfeitures, on this basis was 3.04%. Our individual years’ burn rates on this basis (excluding the 2021 CEO Performance Award) were 3.05% for fiscal 2019, 2.45% for fiscal 2020 and 3.62% for fiscal 2021).

In determining the number of shares to request for approval under the Amended 2020 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent and expected share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended 2020 Plan.

If the Amended 2020 Plan is approved, we intend to utilize the shares authorized under the Amended 2020 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended 2020 Plan will last for about two years, including based on our historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Amended 2020 Plan to determine the number and amount of awards to be granted under the Amended 2020 Plan, subject to the terms of the Amended 2020 Plan. Future benefits that may be received by participants under the Amended 2020 Plan are not determinable at this time.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended 2020 Plan because the grant and actual settlement of awards under the Amended 2020 Plan are subject to the discretion of the plan administrator.

The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of RSUs, stock options and performance-based RSUs (“PRSUs”) (at target) granted under the 2020 Plan from inception through February 28, 2022. In addition, Messrs. Weigand and Clegg have received in March 2022 opportunities to earn certain performance-derived RSUs for fiscal year 2022, as further described above under “Executive Compensation - Compensation Discussion and Analysis (CD&A”) - Subsequent Event - Other names Executive Officer Performance Program for Fiscal Year 2022.”

Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan

Name	Number of Shares Covered by Stock Options	Number of Shares Covered by RSUs	Number of Shares Covered by PRSUs (at target)(1)
Named Executive Officers:
Charles Liang, President, Chief Executive Officer and Chairman of the Board	1,000,000(2)	—	—
David Weigand, Senior Vice President, Chief Financial Officer and Chief Compliance Officer	8,000	3,600	—
Don Clegg, Senior Vice President, Worldwide Sales	7,500	3,380	—
George Kao, Senior Vice President, Operations	5,410	2,430	—
Alex Hsu, Senior Chief Executive, Strategic Business	—	—	—
Kevin Bauer, Former Senior Vice President, Chief Financial Officer	10,000	—	—
All current executive officers a group	1,020,910	9,410	—
All current non-employee directors as a group(3)	—	83,937	—
Each associate of any of the foregoing	15,390(4)	6,930(4)	—
Each other person who received at least 5% of all awards granted	—	—	—
All employees, excluding current executive officers	782,200	2,064,928	—
__________________________
(1)    No performance-based RSU awards have been granted to our named executive officers under the 2020 Plan.
(2)    Such stock options are subject to performance conditions. See “Executive Compensation – Compensation Discussion and Analysis (“CD&A”) – 2021 CEO Performance Award Granted in March 2021.”
(3)    Includes grants made to each of Mr. Hwei-Ming (Fred) Tsai and Mr. Michael McAndrews who served as directors until May 28, 2021. Mr. Shiu Leung (Fred) Chan received RSUs covering 10,975 shares and Mr. Fairfax received RSUs covering 14,096 shares.
(4)    Includes Ms. Sara Liu, the spouse of Mr. Charles Liang.

As of February 28, 2022, 1,940,830 shares of Common Stock remained available for awards under the 2020 Plan. Without the additional shares of Common Stock available for award under the Amended 2020 Plan, we believe the current shares available for award under the 2020 Plan will be fully utilized by the end of the third quarter of fiscal year 2023, which is approximately 2.7 years following stockholder approval of the 2020 Plan on June 5, 2020. When stockholders previously approved the 2020 Plan, we had anticipated that the shares requested in connection therewith would last for about two to three years. While the Compensation Committee believes this demonstrates the Company’s judicious utilization of equity awards since stockholders approved the 2020 Plan because it is within the range of the Company’s prior estimate, the Compensation Committee also notes the following which it believes further demonstrate careful management of our equity incentive compensation while being responsible and mindful of stockholder interests when making equity awards:

–The 2021 CEO Performance Award granted to Mr. Liang in March 2021 constituted 16.5% of shares available for award under the 2020 Plan. Excluding the 2021 CEO Performance Award, the total of 2,877,448 awards made to our employees under the 2020 Plan from inception through February 28, 2022 represents a significant 47.6% of the awards which have been made under the 2020 Plan during this period.

–Excluding the 2021 CEO Performance Award, the aggregate number of RSUs and stock options granted under the 2020 Plan to the named executive officers and non-employee directors as a group through February 28, 2022 covers 1,114,257 shares, and represents only 18.4% of the awards which have been made under the 2020 Plan during this period.

–But for the issuance of the 2021 CEO Performance Award, the Company would have had an additional 1,000,000 shares available for award under the 2020 Plan which, based upon our historic grant rates, new hiring and the approximate current share price, the Company estimates would have allowed the Company not to fully utilize the shares available for award under the 2020 Plan until approximately September 2024, which is more than four years after stockholder approval of the 2020 Plan in June 2020, and exceeds the top of the range of its prior estimate of the length of the period the shares approved for the 2020 Plan would last.

–As discussed further in this Proxy Statement under “Executive Compensation – Compensation Discussion and Analysis – 2021 CEO Performance Award Granted in March 2021,” the 2021 CEO Performance Award is a long-term performance based-option award that is earned based upon challenging revenue goals and stock price goals, and currently represents nearly 100% of Mr. Liang’s compensation. The 2021 CEO Performance Award has an exercise price of $45.00 per share, which is 32% higher than the market price of our Common Stock on the date of the award ($34.08). The option is comprised of five tranches, which vest only if the market price of our Common Stock reaches various prices (ranging from $45.00 to $120.00 per share) and we achieve certain specified revenue goals. In connection with the 2021 CEO Performance Award, Mr. Liang’s base salary was reduced to $1.00 per year (or, if required by law, the statutory minimum wage applicable in San Jose, California) and Mr. Liang agreed that he would not be eligible for any increase in base salary, or any other cash compensation, until June 30, 2026. Mr. Liang must also remain as the Company’s CEO (or such other position with the Company as Mr. Liang and the Board may agree) at the time each goal is met in order for the corresponding tranche to vest, which helps ensure Mr. Liang’s active leadership of the Company over the long term.

As a result of the grant of the 2021 CEO Performance Award made under the 2020 Plan, as of the end of fiscal year 2021, almost all of Mr. Liang’s compensation for the next five years is based upon us achieving the revenue goals and the market price of our common stock meeting the price targets described under “Executive Compensation.” To fully achieve those goals and targets, our revenue must increase from $3.6 billion for fiscal year 2021 to $8 billion over four consecutive fiscal quarters, and the market price of our common stock must reach a sixty-trading-day average of $120, an increase of 252% from the market price on the day the stock options were awarded.

In summary:

–The structure of the 2021 CEO Performance Award is truly extraordinary, and the award is not intended to be a periodically recurring award. Each of the revenue and stock price goals was carefully selected to be challenging to achieve, and not attainable merely with the passage of time or with the growth of the Company at a modest pace. As of April 1, 2022, the first revenue goal of $4.0 billion in annualized revenue has been achieved and none of the stock price goals have been achieved. As a result, to date, Mr. Liang has not vested in any of the five tranches of the 2021 CEO Performance Award. To the extent that he does in the future, we believe that the impact of any resulting dilution to our stockholders would be more than offset by the significant improvements to our results of operations and stock price, to an extent that is unique among our equity awards.

–The Board intends the 2021 CEO Performance Award to be almost the exclusive form of compensation for Mr. Liang for five years. Unlike any of our other executive officers, Mr. Liang does not have any equity awards vesting solely with the passage of time. Accordingly, the 2021 CEO Performance Award is unique among all of our outstanding equity awards in that it is entirely at risk and represents almost the only compensation that is currently incentivizing Mr. Liang.

–The 2021 CEO Performance Award was granted following careful analysis and development led by the Compensation Committee, with the assistance of Radford, the Compensation Committee’s compensation consultant, and engagement with several of our largest stockholders.

–Since the approval of the 2020 Plan on June 5, 2020, we have granted awards covering approximately 3,961,385 shares available for award under the 2020 Plan (or 65.5% of such shares available for award, inclusive of shares subsequently added to the 2020 Plan from predecessor plans under the share counting rules) new grants and/or as “catch up” grants (approximately 423,900 awards) to retain talented employees who were unable to receive grants, or received reduced grants, because of limited shares available for award during the period from September 2017—when we ceased being current with our reports with the Securities and Exchange Commission—until June 5, 2020, when stockholders approved the 2020 Plan.

Summary of Other Material Terms of the 2020 Plan

Administration

The Amended 2020 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the Amended 2020 Plan; provided, however, that notwithstanding anything in the Amended 2020 Plan to the contrary, the Board may grant awards under the Amended 2020 Plan to non-employee directors and administer the Amended 2020 Plan with respect to such awards. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the Amended 2020 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the Amended 2020 Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended 2020 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors, such administrative duties or powers as it deems advisable, and the Committee, the subcommittee, or any other such person to whom duties or powers have been delegated, may employ persons to render advice with respect to a responsibility of the Committee, subcommittee, or other such person. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Amended 2020 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the Amended 2020 Plan, and (2) determine the size of such awards, subject to certain limitations set forth in the Amended 2020 Plan. The Committee may not, however, delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Exchange Act. The Committee is authorized to take appropriate action under the Amended 2020 Plan subject to the express limitations contained in the Amended 2020 Plan.

Eligibility

Any person who is selected by the Committee to receive benefits under the Amended 2020 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended 2020 Plan. In addition, non-employee directors of the Company and certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), may also be selected by the Committee to participate in the Amended 2020 Plan. As of February 28, 2022, there were approximately 4,322 employees of the Company and its subsidiaries, 69 consultants to the Company and its subsidiaries and 5 non-employee directors of the Company, which persons would be eligible to participate in the Amended 2020 Plan. The basis for participation in the Amended 2020 Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.

Shares available for awards under the Amended 2020 Plan

Subject to adjustment as described in the Amended 2020 Plan and the Amended 2020 Plan share counting rules, the number of shares of Common Stock available under the Amended 2020 Plan for awards of:
•stock options or SARs;
•restricted stock;
•RSUs;
•performance shares or performance units;
•other stock-based awards under the Amended 2020 Plan; or
•dividend equivalents paid with respect to awards under the Amended 2020 Plan;
will not exceed, in the aggregate, 7,000,000 shares of Common Stock (consisting of 5,000,000 shares that were originally approved by stockholders at the June 5, 2020 annual meeting of stockholders and 2,000,000 shares that will be newly provided for under the Amended 2020 Plan), plus, as of June 5, 2020, the total number of shares of Common Stock remaining available for awards under the 2016 Equity Incentive Plan as of the effective date of the 2020 Plan (zero), plus Common Stock that becomes available under the Amended 2020 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of Amended 2020 Plan awards (or, as described, awards under the Predecessor Plans), after June 5, 2020.

Share counting

Generally, the aggregate number of shares of Common Stock available under the Amended 2020 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the Amended 2020 Plan.

Types of awards under the Amended 2020 Plan

Pursuant to the Amended 2020 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code, SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Stock.

Generally, each grant of an award under the Amended 2020 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the Amended 2020 Plan. A brief description of the types of awards which may be granted under the Amended 2020 Plan is set forth below.

Stock options

A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the Amended 2020 Plan may consist of either an incentive stock option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive stock options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share of Common Stock that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended 2020 Plan may not provide for dividends or dividend equivalents.

SARs

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the fair market value of a share of Common Stock on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the Amended 2020 Plan may not provide for dividends or dividend equivalents.

Restricted Stock

Restricted stock constitutes an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights (subject in particular to certain dividend provisions in the Amended 2020 Plan, as described below), subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or other distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock, but any such dividends or other distributions on restricted stock must be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted shares may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Each grant of restricted stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the Amended 2020 Plan and will contain such terms and provisions, consistent with the Amended 2020 Plan, as the Committee may approve.

RSUs

RSUs awarded under the Amended 2020 Plan constitute an agreement by the Company to deliver Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of the Committee, on a deferred and contingent basis, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Stock or any combination of the two.

Performance shares, performance units and cash incentive awards

Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended 2020 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.

At the discretion of the Committee, any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Other awards

Subject to applicable law and applicable share limits under the Amended 2020 Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such

Common Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Common Stock; purchase rights for Common Stock; awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee; and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under such an award in the nature of a purchase right granted under the Amended 2020 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended 2020 Plan. The Committee may also authorize the grant of Common Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended 2020 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional Common Stock, based upon the earning and vesting of such awards.

Change in control

The Amended 2020 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control shall be deemed to have occurred upon the occurrence of any of the following events (subject to certain exceptions and limitations and as further described in the Amended 2020 Plan): (1) any individual, entity or group is or becomes the beneficial owner of 30% or more of the then-outstanding Common Stock or the combined voting power of the then-outstanding Common Stock or voting shares of the Company (subject to certain exceptions); (2) a majority of the Board ceases to be comprised of incumbent directors; (3) a consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, as described in the Amended 2020 Plan (subject to certain exceptions); or (4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Management objectives

The Amended 2020 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended 2020 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of awards

Except as otherwise provided by the Committee, and subject to the terms of the Amended 2020 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended 2020 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended 2020 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of certain types of the Common Stock that is subject to awards under the Amended 2020 Plan will be subject to further restrictions on transfer.

Adjustments

The Committee will make or provide for such adjustments in: (1) the number and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Amended 2020 Plan; (2) if applicable, the number and kind of shares of Common Stock covered by Other Awards granted pursuant to the Amended 2020 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith, determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the Amended 2020 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the Amended 2020 Plan and the share limits of the Amended 2020 Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. Any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of incentive stock options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to so qualify.

Prohibition on repricing

Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The Amended 2020 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.

Detrimental activity and recapture

Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Stock may be traded.

Accommodations for participants of different nationalities

In order to facilitate the making of any grant or combination of grants under the Amended 2020 Plan, the Committee may provide for such special terms for awards to participants as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom given that participants are expected to be nationals of both the United States and other countries, or to be employed by us or one of our subsidiaries both within and outside of the United States. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended

2020 Plan (including sub-plans) (to be considered part of the Amended 2020 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended 2020 Plan as then in effect unless the Amended 2020 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

Withholding

To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2020 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to the Amended 2020 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, (2) such additional withholding amount is authorized by the Committee, and (3) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.

No right to continued employment

The Amended 2020 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective date of the Amended 2020 Plan

The 2020 Plan became effective on June 5, 2020. The Amended 2020 Plan will become effective on the date it is approved by the Company’s stockholders.

Amendment and termination of the Amended 2020 Plan

The Board generally may amend the Amended 2020 Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended 2020 Plan) (1) would materially increase the benefits accruing to participants under the Amended 2020 Plan, (2) would materially increase the number of securities which may be issued under the Amended 2020 Plan, (3) would materially modify the requirements for participation in the Amended 2020 Plan or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended 2020 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended 2020 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2020 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2020 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the Amended 2020 Plan at any time. Termination of the Amended 2020 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended 2020 Plan on or after the tenth anniversary of the effective date of the Amended 2020 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended 2020 Plan.

Allowances for conversion awards and assumed plans

Common Stock issued or transferred under awards granted under the Amended 2020 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended 2020 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2020 Plan, under circumstances further described in the Amended 2020 Plan, but will not count against the aggregate share limit or other Amended 2020 Plan limits described above.

U.S. federal income tax consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 2020 Plan based on United States federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2020 Plan participants, is not intended to be complete, does not describe United States federal taxes other than income taxes (such as Medicare and social security taxes), and does not describe tax consequences arising from state or local taxes in the United States or from taxes in any jurisdiction outside the United States.

Tax consequences to participants

Restricted shares: The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance shares, performance units and cash incentive awards: No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received.

Nonqualified stock options: In general:
•no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive stock options: No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax consequences to the Company or its subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration With the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of Common Stock under the Amended 2020 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2020 Plan by our stockholders.

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THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE SUPER MICRO COMPUTER, INC. 2020 EQUITY AND INCENTIVE COMPENSATION PLAN.

AUDIT COMMITTEE REPORT

Review of Audited Financial Statements
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2021 with both our management and our independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with independent registered public accounting firm its independence from Supermicro. The Audit Committee has also received written material addressing the independent registered public accounting firm’s internal quality control procedures and other matters, as required by applicable listing requirements of The Nasdaq Stock Market. The Audit Committee has considered the effect of non-audit fees on the independence of the independent registered public accounting firm and has concluded that such non-audit services are compatible with the independence of the independent public accounting firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the financial statements be included in the Company’s Annual Report for filing with the SEC.

This report has been furnished by the members of the Audit Committee at the time the Annual Report was approved for filing with the SEC.

Tally Liu, Chair
Daniel Fairfax

ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K
Our Annual Report, including financial statements for the year ended June 30, 2021, and this Proxy Statement are available on our website at https://ir.supermicro.com/.

QUESTIONS AND ANSWERS
Why am I receiving these proxy materials?
Our Board has mailed these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Wednesday, May 18, 2022 at 2:00 p.m. Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this Proxy Statement. These proxy materials are being made available or distributed to you on or about April 13, 2022. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business (Eastern Time) on March 21, 2022 (the “record date”) will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 51,864,536 shares of our common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

What should I do if I receive more than one set of proxy materials?
You may receive more than one set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.
How do I participate in the Annual Meeting?
The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The Annual Meeting will only be conducted via live webcast.

Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.proxyvote.com.

You will be able to access, participate in, and vote at the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2022 by using the 16-digit control number included on the proxy card and voting instruction form. Stockholders admitted to the virtual meeting using their control number may submit questions, vote or view our list of stockholders during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders may log into the meeting platform beginning at 1:45 p.m. Pacific Time on May 18, 2022. To submit a question during the meeting, visit www.virtualshareholdermeeting.com/SMCI2022, enter your 16-digit control number, type your question into the “Ask a Question” field and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. The Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of the Company and the matters properly before the Annual Meeting, and therefore questions on such matters will not be answered. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://ir.supermicro.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

You may begin to log into the meeting platform at www.virtualshareholdermeeting.com/SMCI2022 beginning at 1:45 p.m. Pacific Time on May 18, 2022. The meeting will begin promptly at 2:00 p.m. Pacific Time on May 18, 2022.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please utilize the technical support number listed in the login page for the virtual meeting, available 15 minutes before the meeting.
How do I vote my shares?
If you are a stockholder of record as of the record date, you can give a proxy to be voted at the Annual Meeting in any of the following ways:
•Over the telephone by calling a toll-free number;
•Electronically, using the Internet; or
•By completing, signing and mailing the proxy card.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.

To vote at the Annual Meeting, attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/SMCI2022.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting also is encouraged for stockholders who hold their shares in street name.

Can I vote my shares in person (virtually) at the Annual Meeting?
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/SMCI2022. Even if you currently plan to virtually attend the Annual Meeting, we recommend that you also submit your vote as described in these proxy materials so that your vote will be counted if you later decide not to attend the Annual Meeting. If you attend the Annual Meeting, any votes you cast at the Annual Meeting will supersede your proxy.

If you are a street name holder, you may vote your shares at the Annual Meeting only if you obtain a “legal proxy” from your broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and the proxy materials have been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares and the proxy materials have been forwarded to you by your bank, trust or other nominee. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” As a beneficial owner, you have the right to direct your bank, trust or other nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, trust or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How many shares must be present or represented by proxy to conduct business at the Annual Meeting?
The presence at the meeting, in person (virtually) or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum for the transaction of business at the meeting. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal. “Broker non-votes” are also included for purposes of determining whether a quorum of shares is present at a meeting. A “broker non-vote” occurs when a nominee holding shares for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
What proposals will be voted on at the Annual Meeting?
The proposals scheduled to be voted on at the Annual Meeting are:

1. The election of two Class III directors to hold office until the annual meeting of stockholders following fiscal year 2024 or until their successors are duly elected and qualified.
2. The approval of, on a non-binding advisory basis, the compensation of our named executive officers (known as “Say on Pay”).
3. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2022.
4. The approval of the amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan.
What vote is required for the approval each of the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1 — Election of Class III Directors	Plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting.	No
Proposal No. 2 — Say on Pay Advisory Vote	Affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote.	No
Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote.	Yes
Proposal No. 4 — Approval of the Amendment and Restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan	Affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote.	No

How are votes counted?
All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR the nominee and FOR each proposal.

You may either vote “FOR” or “WITHHOLD” authority to vote for each Class III director nominee for the Board (Proposal No. 1). You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory vote on named executive officer compensation (Proposal No. 2), on the proposal to ratify the appointment of our independent registered public accounting firm (Proposal No. 3), and on the proposal to approve the amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (Proposal No. 4).

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

Shares not present at the Annual Meeting and shares voted “WITHHOLD” will have no effect on the election of Class III directors. If you abstain from voting on a proposal other than the election of Class III directors, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the selection of our independent public accounting firm.

Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. However, your broker or other nominee does not have discretionary authority to vote your shares on non-routine proposals, such as the election of Class III directors and the advisory vote on executive compensation, and may not vote on these proposals if you do not provide specific voting instructions. Accordingly, if you want your vote to count in the non-routine proposals, we encourage you to vote promptly, even if you plan to attend (virtually) the Annual Meeting.

Can I change my vote after I have mailed in my proxy card?
If you are the stockholder of record, you may revoke your proxy by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card, or by attending the Annual Meeting and voting your shares in person (virtually). Attending the Annual Meeting without voting in person (virtually) will not revoke your proxy unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may change your vote, subject to any rules your bank, broker or other nominee may have, at any time before your proxy is voted at the Annual Meeting, (1) by submitting new voting instructions to your bank, broker or other nominee or (2) if you have obtained a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote your shares, by virtually attending the Annual Meeting and voting in person.
Who will count the vote?
Representatives of Broadridge Financial Solutions will tabulate votes and will act as our independent inspectors of election.
What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Charles Liang and David Weigand, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Other than the matters described in this proxy statement, we do not currently know of any other matters that will be raised at the Annual Meeting.
What happens if a quorum is not present at the Annual Meeting?
If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person (virtually) or represented by proxy at the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?
We will bear the cost of soliciting proxies relating to the Annual Meeting. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview, and we may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials. We have engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to aid in the solicitation of proxies. We will pay Laurel Hill a fee of $6,000 as compensation for its services and potential additional fees for telephone solicitations made, and will reimburse Laurel Hill for its reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days following the Annual Meeting.

What are the deadlines for submitting stockholder proposals?
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting of stockholders following fiscal year 2022, the written proposal must be received at our principal executive offices at 980 Rock Avenue, San Jose, California 95131, Attention: Corporate Secretary, on or before December 14, 2022 and must otherwise comply with Rule 14a-8 under the Exchange Act; however, to the extent that the date of our annual meeting of stockholders for fiscal year 2022 changes by more than 30 days from the date of the Annual Meeting, the deadline is a reasonable time before we begin to print and send our proxy materials. The proposal must comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Our bylaws provide that a stockholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of the Company at our principal executive offices in San Jose, California, at least 120 days in advance of the one year anniversary of the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. For the annual meeting of stockholders following fiscal year 2022, written notice of director nominations and stockholder proposals must be received on or before December 14, 2022. Our bylaws also provide that if the date of the annual meeting of stockholders for fiscal year 2022 is more than 30 days earlier than the date contemplated at the time of this proxy statement (which is typically the one-year anniversary of the date of the annual general meeting), notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting of stockholders following fiscal year 2022 is publicly announced. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, Super Micro Computer, Inc., telephone (408) 503-8000. Stockholder proposals that are received by us after the applicable deadline, will not be eligible to be presented at the annual meeting of stockholders following fiscal year 2022.
Internet Availability of Proxy Materials
Our Proxy Statement and our Annual Report are also available on our website at https://ir.supermicro.com/.

“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Supermicro proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Super Micro Computer, Inc., 980 Rock Avenue, San Jose, CA 95131, or call (408) 503-8000.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Supermicro.

David E. Weigand
Senior Vice President, Chief Financial Officer, Corporate Secretary

APPENDIX A
SUPER MICRO COMPUTER, INC.
AMENDED AND RESTATED
2020 EQUITY AND INCENTIVE COMPENSATION PLAN

1.Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.Definitions. As used in this Plan:
(a)     “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)     “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)    “Board” means the Board of Directors of the Company.

(d)     “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)     “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)    “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h)    “Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i)    “Company” means Super Micro Computer, Inc., a Delaware corporation, and its successors.

(j)    “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k) “Director” means a member of the Board.

(l)    “Effective Date” means June 5, 2020.

(m)    “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)    “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p)    “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive

Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q)    “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the Common Stock is not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)     “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s)    “Option Price” means the purchase price payable on exercise of an Option Right.

(t)    “Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(u)    “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(v)    “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w)    “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(x)    “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(y)    “Plan” means this Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective May 18, 2022.

(z)    “Predecessor Plans” means the Super Micro Computer, Inc. 2006 Equity Incentive Plan, as amended or amended and restated from time to time, and the Super Micro Computer, Inc. 2016 Equity Incentive Plan, as amended or amended and restated from time to time.

(aa)    “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(bb)    “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(cc)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(dd)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ee)    “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(ff)    “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(gg)    “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.Shares Available Under this Plan.

(a)     Maximum Shares Available Under this Plan.

(i)    Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 7,000,000 shares of Common Stock (consisting of 5,000,000 shares of Common Stock that were approved by the Stockholders in 2020 and 2,000,000 shares of Common Stock to be approved by the Stockholders in 2022), plus (y) the total number of shares remaining available for awards under the Super Micro Computer, Inc. 2016 Equity Incentive Plan, as amended or amended and restated from time to time, as of the Effective Date (zero), plus (z) the Common Stock that is subject to awards granted under this Plan or the Predecessor Plans that is added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)     Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b)     Share Counting Rules.

(i)    Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)    If, after the Effective Date, any Common Stock subject to an award granted under the Predecessor Plans is forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)    Notwithstanding anything to the contrary contained in this Plan: (A) Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) Common Stock subject to a share-settled Appreciation Right that is not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) Common Stock reacquired by the

Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv)    If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)    Limit on Incentive Stock Options.
Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 7,000,000 shares of Common Stock.

(d)     Non-Employee Director Compensation Limit.

Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $700,000.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)     Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)    Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)    To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Stock to which such exercise relates.

(e)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f)    Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)    Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)    No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)    Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)    Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a)     The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)    Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)    Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.

(ii)    Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)    Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)    Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)    Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)    Also, regarding Appreciation Rights:

(i)    Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)    No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.    Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)     Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)    Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)    Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)    Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f)    Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)    Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)    Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)    Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d)    During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e)    Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(f)    Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)     Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)    The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)    Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)    The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a)    Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines

(b)    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)    The Committee may authorize the grant of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)    The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Stock, based upon the earning and vesting of such awards.

(e)    Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)    Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10. Administration of this Plan.

(a)    This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)    The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)    To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.     Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration

(including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (i) the then-outstanding Common Stock; or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c);

(b)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote or the approval of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Shares of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

14.    Accommodations for Participants of Different Nationalities. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom given that Participants are expected to be nationals of both the United States of America and other countries, or to be employed by the Company or any Subsidiary both within and outside of the United States of America. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15.    Transferability.

(a)    Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)    The Committee may specify on the Date of Grant that part or all of the Common Stock that is (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Stock required to be delivered to the Participant, Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17.    Compliance with Section 409A of the Code.

(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)    Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.     Amendments.

(a)    The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b)    Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c)    If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)    Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.    Effective Date/Termination. The Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan was effective as of the Effective Date. This 2022 amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan will be effective as of the date on which such amendment and restatement is approved by the Stockholders (the “Amendment and Restatement Date”). No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans continued following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for shares of Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21.    Miscellaneous Provisions.

(a)    The Company will not be required to issue any fractional Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)    This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)    Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)    Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)    No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.

(g)    The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)    Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)    If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.    Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)    Any Common Stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

//

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SMCI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74686-P68789 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUPER MICRO COMPUTER, INC.

The Board of Directors recommends you vote FOR the following:

Class III Director Nominees:	**For**	**Withhold**
1a. Daniel Fairfax	☐	☐
1b. Shiu Leung (Fred) Chan	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Fiscal Year 2021 Annual Report are available at www.proxyvote.com.

D74689-P68789

SUPER MICRO COMPUTER, INC.
Annual Meeting of Stockholders
May 18, 2022 2:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Charles Liang and David Weigand, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SUPER MICRO COMPUTER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM PDT on May 18, 2022, solely online by remote communications, in virtual only format and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side